Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221935

This preliminary prospectus supplement relates to an effective registration statement but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated December 7, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated December 7, 2017)

$300,000,000

Central Garden & Pet Company

        % Senior Notes due 2028

We are offering $300,000,000 aggregate principal amount of         % Senior Notes due 2028, which we refer to as the “notes.” We will pay interest on the notes on                      and                      of each year, beginning                     , 2018. The notes will mature on                 , 2028. We may redeem some or all of the notes at any time on or after                 , 2022, at redemption prices described in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings before                 , 2020, at a redemption price equal to         % of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time prior to                 , 2022, we may redeem some or all of the notes at a price equal to 100% of the principal amount thereof, plus a “make-whole” premium plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If we sell certain of our assets and do not reinvest the proceeds or repay senior debt or experience specific kinds of changes of control, we must offer to purchase the notes.

Certain of our existing and future domestic restricted subsidiaries that borrow or guarantee indebtedness under our senior secured revolving credit facility (as defined below) or guarantee our other debt or debt of another guarantor will guarantee the notes. The notes will be our unsecured senior obligations and will rank equally in right of payment to all of our existing and future senior debt, including our existing senior notes (as defined below), and senior in right of payment to all of our future subordinated debt. The note guarantees will rank equally in right of payment with all of our subsidiary guarantors’ existing and future senior debt, including our existing senior notes, and senior in right of payment to all of our subsidiary guarantors’ future subordinated debt. The notes and the note guarantees will be effectively subordinated to all of our existing and future secured debt, including obligations under our senior secured revolving credit facility, to the extent of the value of the collateral securing such debt. In addition, the notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus.

Per Note	Total
Public offering price (1)%	$
Underwriting discounts and commissions %	$
Proceeds, before expenses, to us (1)%	$

(1)	Plus accrued interest from , 2017, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	SunTrust Robinson Humphrey	BMO Capital Markets

Co-Managers

Wells Fargo Securities	Credit Suisse

The date of this prospectus supplement is                     , 2017.

PROSPECTUS SUPPLEMENT

PROSPECTUS

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes we are offering hereby. You should read this prospectus supplement along with the accompanying prospectus, the documents incorporated by reference herein and therein, as well as any free writing prospectus that is filed, including the term sheet for the notes we are offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to the prospectus supplement and the accompanying prospectus combined together with all documents incorporated by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any related free writing prospectus, or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement, we use the non-U.S. generally accepted accounting principles (“GAAP”) financial measures of EBITDA and Adjusted EBITDA. See “Summary—Summary Historical Consolidated Financial Data.” EBITDA and Adjusted EBITDA are not GAAP metrics and have important limitations as analytical tools. You should not consider EBITDA and Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and net cash provided by operating activities and are defined differently by different companies in our industries, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure and a discussion of our use of EBITDA and Adjusted EBITDA in this prospectus supplement, including the reasons that we believe this information is useful to management and investors, see “Summary—Summary Historical Consolidated Financial Data.”

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference, include “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, projected cost savings, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries and markets in which we operate and other information that is not historical information. When used in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical

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operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we cannot assure you that our expectations, beliefs and projections will be realized.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference, are set forth in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference, including the factors described in the section entitled “Risk Factors” herein and in the documents incorporated by reference. If any of these risks or uncertainties materializes, or if any of our underlying assumptions is incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances, except as required by law. Presently known risk factors include, but are not limited to, the following factors:

•	seasonality and fluctuations in our operating results and cash flow;

•	fluctuations in market prices for seeds and grains and other raw materials;

•	our inability to pass through cost increases in a timely manner;

•	our dependence upon key executives;

•	risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;

•	fluctuations in energy prices, fuel and related petrochemical costs;

•	declines in consumer spending during economic downturns;

•	inflation, deflation and other adverse macro-economic conditions;

•	supply shortages in pet birds, small animals and fish;

•	adverse weather conditions;

•	risks associated with our acquisition strategy;

•	access to and cost of additional capital;

•	dependence on a small number of customers for a significant portion of our business;

•	consolidation trends in the retail industry;

•	competition in our industries;

•	potential goodwill or intangible asset impairment;

•	continuing implementation of an enterprise resource planning information technology system;

•	our ability to protect our trademarks and other proprietary rights;

•	potential environmental liabilities;

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•	risk associated with international sourcing;

•	litigation and product liability claims;

•	regulatory issues;

•	the impact of product recalls;

•	potential costs and risks associated with actual or anticipated cyber attacks;

•	the impact of the corporate tax reform being considered by the U.S. Congress and the Trump administration;

•	the voting power associated with our Class B stock; and

•	potential dilution from issuance of authorized shares.

Readers should carefully review the reports and documents we file from time to time with the Securities and Exchange Commission (the “SEC”). For information about how to obtain a copy of these reports or other documents that we file with the SEC, see “Where You Can Find More Information.”

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MARKET, RANKING AND OTHER DATA

The data included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, regarding markets and ranking, including the size of certain markets and our position and the position of our competitors and products within these markets, are based on both independent industry publications, including The Freedonia Group U.S. Lawn & Garden Consumables—Custom Update (2017); The Freedonia Group Landscaping Products in the U.S., 5th Edition (2017); 2017 National Gardening Survey; Packaged Facts U.S. Pet Market Outlook, 2017-2018 May 2017; Packaged Facts Pet Treats and Chews in the U.S., 2nd Edition August 2017; Packaged Facts Durable Dog and Cat Petcare Products in the U.S. December 2016; Packaged Facts Pet Litter, Clean Up, and Odor Products: U.S. Market Trends May 2016; Packaged Facts Pet Medications in the U.S., 5th Edition August 2017; American Pet Products Association (“APPA”) National Pet Owners Survey 2017-2018; U.S. Census Bureau, and our estimates based on management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information provided by customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. While we are not aware of any misstatements regarding our market and ranking data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. As a result, you should be aware that market, ranking and other similar data included in this prospectus supplement or incorporated by reference herein, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained in or incorporated by reference into this prospectus supplement.

TRADEMARKS, SERVICE MARKS, TRADE NAMES AND COPYRIGHTS

We own or have rights to use trademarks, service marks and trade names in connection with the operation of our business. In addition, our names, logos and website names and addresses are or include our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus supplement are the property of their respective owners. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, some of the trademarks, service marks, and trade names referred to in this prospectus supplement may be listed without the ®,©, or ™ symbols, but the absence of such symbols does not indicate the registration state whether or not they are registered. We will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights.

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SUMMARY

This summary highlights the information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and documents to which we refer you. Except as otherwise required by the context or as to otherwise noted, as used in this prospectus supplement, references to “Central,” the “Company,” “we,” “us,” “our” and similar phrases are to Central Garden & Pet Company and its consolidated subsidiaries.

Our Company

Central is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets in the United States. The total pet food, treats and supplies industry in 2016 was estimated by Packaged Facts and the pet industry to have been approximately $55.9 billion in annual retail sales. We estimate the annual retail sales of the pet supplies, live animal, and consumables and natural pet food markets in the categories in which we participate to be approximately $28.0 billion. The total lawn and garden consumables and decorative products industry in the United States is estimated to be approximately $27.6 billion in annual retail sales, including fertilizer, pesticides, growing media, seeds, mulch, other consumables and decorative products. We estimate the annual retail sales of the lawn and garden consumables and decorative products markets in the categories in which we participate to be approximately $18.9 billion.

Our pet supplies products include products for dogs and cats, including edible bones, premium healthy edible and non-edible chews, super premium dog and cat food and treats, toys, pet carriers, grooming supplies and other accessories; products for birds, small animals and specialty pets, including food, cages and habitats, toys, chews and related accessories; animal and household health and insect control products; live fish and products for fish, reptiles and other aquarium-based pets, including aquariums, furniture and lighting fixtures, pumps, filters, water conditioners, food and supplements, and information and knowledge resources; and products for horses and livestock. These products are sold under the brands including Adams™, Aqueon®, Avoderm®, Bio Spot Active Care™, Cadet®, Farnam®, Four Paws®, Kaytee®, K&H Pet Products®, Nylabone®, Pinnacle®, TFH™, Zilla® as well as a number of other brands including Altosid®, Comfort Zone®, Coralife®, Interpet®, Kent Marine®, Pet Select®, Super Pet®, and Zodiac®.

Our lawn and garden supplies products include proprietary and non-proprietary grass seed; wild bird feed, bird feeders, bird houses and other birding accessories; weed, grass and other herbicides, insecticide and pesticide products; fertilizers; and decorative outdoor lifestyle products including pottery, trellises and other wood products. These products are sold under the brands AMDRO®, Ironite®, Pennington®, and Sevin®, as well as a number of other brand names including Lilly Miller®, Over-N-Out®, Smart Seed® and The Rebels®.

Competitive Strengths

We believe we have a number of competitive strengths, which serve as the foundation of our business strategy, including the following:

•	Market Leadership Positions Built on a Strong Brand Portfolio. We are one of the leaders in the U.S. pet supplies market and in the U.S. consumer lawn and garden supplies market. We have a diversified portfolio of brands, many of which we believe are among the leading brands in their respective U.S. market categories. The majority of our brands have been marketed and sold for more than 25 years.

•	History of Innovative New Products and Customer Service. We continuously seek to introduce new products, both as complementary extensions of existing product lines and as new product categories. Over the last three years, we have received a number of awards for innovation, customer service and marketing.

For innovation in 2017, Central won Wal*Mart’s Innovation Award for a private label program. Also in 2017, the Pet segment’s Kaytee brand won awards at Global Pet for the LED Run-About Ball, the CritterHome Habitat and the CritterTrail Display; the CritterTrail LED Habitat won the Pet Business Industry Recognition Award; Zilla’s Front Opening Terrarium won a Global Pet Award while its Floating Basking Platforms won the Pet Business Editor’s Choice and Aqueon won the Pet Product News Editor’s Choice Award for QuietFlow LED Pro Filters and Pro Sol Light Fixtures as well as the Pet Retail Brands’ Best New Product Award for the Aqueon Betta Puzzle modular enclosure. In 2016, the Pet segment received awards at both Global Pet Expo and Super Zoo in the reptile category for Zilla Turtle Trunk and in the aquatics category for Aqueon NeoGlow aquariums; Aqueon’s OptiBright won Pet Product News Editor’s Choice award and both Aqueon Jukebox 5 aquarium kit and Herptile Habitat Accessories for Zilla Turtle Trunk won the Pet Business Industry Recognition Award. Also in 2016, we won Best in Show at Global Pet for the small animal category for Kaytee Critter Trail LED.

For customer service in 2017, the Garden segment won several awards from our largest customers, including one of Lowe’s highest awards as Seasonal Vendor of the Year; Supplier of the Year in Lawn & Garden at Lowe’s in both 2016 and 2017 and Wal*Mart in 2017, as well as Wal*Mart’s H3 (Humble, Hustle & Hungry) Award. In 2017, the Pet segment won the Pet Retail Brands Specialty Pet Vendor Partner of the Year for efforts in building strategic relationships and offering the highest level of support and collaboration. Also in 2016, at the Wal*Mart Lawn & Garden Supplier Summit, Central was recognized for both e-commerce and collaboration.

For Marketing in 2017, Central won Summit Creative Awards for its S.L.A.P. Public Service Campaign for Mosquito Awareness and its Bug Free Grains Ad Campaign in the B2B category, as well as numerous American Horse Publications Awards for print, e-newsletter, website and brand multi-media ad campaigns.

•	Strong Relationships with Retailers. We have developed strong relationships with major and independent retailers, as well as e-commerce retailers, through product innovation, premium brands, broad product offerings, private label programs, proprietary sales and logistics capabilities and a high level of customer service. Major retailers value the efficiency of dealing with suppliers with national scope and strong brands. We believe our ability to meet their unique needs for packaging and point of sale displays provides us with a competitive advantage. Independent retailers value our high level of customer service and broad array of premium branded products. We believe these strengths have assisted us in becoming one of the largest pet supplies vendors to PetSmart, PETCO and Wal*Mart and among the largest lawn and garden supplies vendors to Wal*Mart, Home Depot and Lowe’s, as well as a leading supplier to independent pet and garden supplies retailers in the United States.

•

Favorable Long-Term Industry Characteristics. We believe the U.S. pet supplies market is expected to grow over the long term due to favorable demographic and leisure trends. The key demographics bolstering our markets are the growth rates in the number of millennials who now account for 35% of pet owners and account for more than half of small animal, reptile and saltwater fish owners. According to the 2017-2018 APPA National Pet Owners Survey, the number of U.S.

pet owners in recent years has reached record highs, with 84.6 million, or 68% of total households owning a pet—an increase of almost five million households in two years.

•	Sales and Logistics Networks. We are a leading supplier to independent specialty retailers for the pet and lawn and garden supplies markets through our sales and logistics networks. We believe our sales and logistics networks give us a significant competitive advantage over other suppliers. These networks provide us with key access to independent pet specialty retail stores and retail lawn and garden customers that require two-step distribution for our branded products facilitating:

•	acquisition and maintenance of premium shelf placement;

•	prompt product replenishment;

•	customization of retailer programs;

•	quick responses to changing customer and retailer preferences;

•	rapid deployment and feedback for new products; and

•	immediate exposure for new internally developed and acquired brands.

We plan to continue to utilize our team of dedicated sales people and our sales and logistics networks to expand sales of our branded products.

Business Strategy

Our objective is to grow revenues, profits, and cash flow by enhancing our position as one of the leading companies in the U.S. pet supplies and lawn and garden supplies industries. We seek to do so by developing new products, increasing market share, and working in partnership with our customers to grow the categories in which we participate. To achieve our objective, we plan to capitalize on our strengths and favorable industry trends by executing on the following five key strategic pillars to drive our growth:

Accelerate the Growth Momentum of Our Portfolio.

•	We are managing each business differentially, based on its role and its strategy within our business portfolio. We have assessed the profitability and profit growth potential of each of our businesses. All businesses will have a clear role in the portfolio and a strategy that is consistent with that role. Some of our businesses are managed to optimize topline growth, whereas others should be more focused on reducing costs and maximizing operating income. For example, businesses that have higher margins, higher profit potential and higher growth potential are strategic growth engines for us. We have aligned our resources and initiatives with these roles for each business.

•	We are seeking to acquire businesses that are accretive to our growth. Our M&A model is one of our key strengths. Since 1992, we have completed over 50 acquisitions to create a company of approximately $2.1 billion in sales. We are patient and disciplined value buyers, typically focused on closing manageable-sized opportunities in the garden and pet areas, which can leverage our capabilities and where we can add value through our low-cost manufacturing capabilities, operating synergies, or strong distribution network. We generally prefer to acquire businesses with proven, seasoned management teams, which are committed to stay with the acquired business after closing.

•	We will exit businesses where we cannot find a path to profitability and have exited two businesses in the past two years. We continually review our businesses to ensure they can meet our expectations and in some cases have implemented strategies to reverse sub-par performance.

Build on Strong Customer Relationships.

•	Strong customer relationships have been a key pillar of our company. Our Customer-First mindset entails listening to our customers and being flexible, fast and principled. Partnering with our customers is a key initiative in our efforts to grow both our customers’ and our revenues and profits. A unique aspect of our business model which is of significant value to many of our customers is that in addition to our branded manufactured products, we also produce private label products and distribute products produced by third-party manufacturers. This enables us to provide a wide variety of products across multiple categories for our customers. We are also expanding our category management capabilities to provide direction fueled by consumer insights and specific customer understanding to grow our retail partners’ category sales and profits. We are expanding this capability across the Company to make recommendations around merchandising, assortment, pricing and shelving to grow our customers’ categories.

Increase Innovation Output and Success Rates.

•	We are seeking to develop more differentiated and more defensible new products; and increasing our overall investment in innovation, consumer insights, and demand creation to an appropriate level for each business. We emphasize having a three-year line-of-sight on our initiatives, enabling us to best fund and allocate our resources to make sure we have the ability to deliver on our innovation goals.

•	We continuously strive to get a deeper understanding of our consumers, comprehending what products and features they desire and how they make their purchasing decisions. We are making incremental investments in people and dollars to accomplish this goal. Additionally, we are increasing our digital capabilities to better reach consumers—making sure we are listening in the right places on the internet and enhancing our search engine optimization and digital marketing communication.

Drive Cost Savings and Productivity Improvements to Fuel Growth.

•	We believe we have the opportunity to reduce our cost of goods sold and administrative spending by 1% to 2% per year. We expect these cost savings to fund growth levers on our business, which provides us the opportunity to invest more in our business.

•	We have begun optimizing our supply-chain footprint, improving our operating efficiency with a continuous improvement mindset, and improving coordination by sharing best practices and aligning for scale. While we value being a decentralized company, we believe we have significant opportunities to improve our performance by driving the processes and programs to allow us to align for scale and to facilitate activities to share knowledge and resources.

Attract, Retain and Develop Exceptional Employees.

•	We have 4,100 employees in approximately 80 locations. People work at Central because they love the categories in which we operate and that creates a passionate and effective group. We also have a strong leadership team representing a mix of successful entrepreneurs and classically trained CPG executives that have delivered favorable growth over the last few years. We place an emphasis on helping our employees develop their skills and focus on succession planning to ensure we can grow sustainably year-after-year.

Organizational Structure

The chart below is a summary of our organizational structure and illustrates our long-term debt after giving effect to this offering.

(1)	As of September 30, 2017, there were no borrowings outstanding and no letters of credit outstanding under our $400 million senior secured revolving credit facility. See “Description of Certain Indebtedness.” Because the borrowing capacity under the senior secured revolving credit facility depends, in part, on the value of assets that fluctuate from time to time, such amount may not reflect actual borrowing capacity.
(2)	Certain of our existing and future domestic restricted subsidiaries that borrow or guarantee indebtedness under our senior secured revolving credit facility or guarantee our other indebtedness or indebtedness of another guarantor will guarantee the notes.
(3)	For the year ended September 30, 2017, our non-guarantor subsidiaries represented approximately 4% of our net sales, less than 1% of our operating income and approximately 1% of our Adjusted EBITDA. As of September 30, 2017, our non-guarantor subsidiaries represented approximately 3% of our total assets and had approximately $5 million of our total liabilities, including debt and trade payables but excluding intercompany liabilities.

Corporate Information

We were incorporated in Delaware in May 1992 and are the successor to a California corporation that was incorporated in 1955. Our executive offices are located at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, and our telephone number is (925) 948-4000. Our website is www.central.com. The information on, or accessible through, our website is not incorporated by reference in this prospectus supplement.

THE OFFERING

The summary below describes the principal terms of the notes and is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes and the note guarantees.

Issuer	Central Garden & Pet Company

Securities Offered	$300.0 million aggregate principal amount of % Senior Notes due 2028.

Maturity Date	, 2028.

Interest Rate	% per year.

Interest Payment Dates	and , commencing , 2018. Interest will accrue from , 2017.

Optional Redemption	The notes will be redeemable at our option, in whole or in part, at any time on or after , 2022, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to , 2020, we may redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of certain equity offerings at a redemption price of % of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to , 2022, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

See “Description of Notes—Redemption.”

Change of Control Offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Change of Control.”

Asset Sales Offer	If we or any of our restricted subsidiaries sell assets, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Certain Covenants—Limitation on Asset Sales.”

Guarantees	The notes will be unconditionally guaranteed on a senior unsecured basis by each of our existing and future domestic restricted subsidiaries that borrow or guarantee indebtedness under our senior secured revolving credit facility or guarantee our other indebtedness or indebtedness of another guarantor. If we cannot make payments on the notes when they are due, the guarantors must make them instead. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of Notes—Guarantees.”

For the year ended September 30, 2017, our non-guarantor subsidiaries:

•	represented approximately 4% or our net sales;

•	represented less than 1% of our operating income; and

•	represented approximately 1% of our Adjusted EBITDA.

As of September 30, 2017, our non-guarantor subsidiaries:

•	represented approximately 3% of our total assets; and

•	had approximately $5 million of our total liabilities, including debt and trade payables but excluding intercompany liabilities.

Ranking	The notes and the note guarantees will be our and the subsidiary guarantors’ unsecured senior obligations. Accordingly, they will:

•	be effectively subordinated to our and the guarantors’ existing and future secured debt, including obligations under our senior secured revolving credit facility, to the extent of the value of the collateral securing such debt;

•	rank equally in right of payment with all our and the guarantors’ future senior debt, including our existing senior notes;

•	rank senior in right of payment to any of our and the guarantors’ existing and future subordinated debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the notes.

As of September 30, 2017, after giving effect to this offering, we would have had $690.9 million of total indebtedness (including the notes). In addition, as of September 30, 2017, there was approximately $368.9 million of undrawn availability under our senior secured revolving credit facility, all of which will rank senior to the notes and the note guarantees.

Because the borrowing capacity under the senior secured revolving credit facility depends, in part, on the value of assets that fluctuate from time to time, the available commitment amount may not reflect actual borrowing capacity.

Covenants	The indenture governing the notes will, among other things, limit our and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications.

If the notes are assigned an investment grade rating from both Standard & Poor’s Rating Services and Moody’s Investors Service, Inc., subject to certain conditions, many of these covenants will be suspended.

For more details, see “Description of Notes.”

Absence of Public Market for the Notes	The notes are a new issue of securities and there is currently no established trading market for the notes. The underwriters have advised us that they presently intend to make a market in the notes. However, they are not obligated to do so, and any market making may be discontinued without notice. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes.

Use of Proceeds	We intend to use the net proceeds of this offering to finance acquisitions of businesses that our board of directors determines are suitable and in our best interests and for general corporate purposes. We will invest the net proceeds of this offering in short-term government securities, money market funds, or other investment vehicles permitted under our investment policy until suitable acquisitions are identified or funds are invested in our business. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves substantial risk. In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table contains summary historical financial data derived from our audited consolidated financial statements as of and for the fiscal years ended September 24, 2016 and September 30, 2017, and for the fiscal year ended September 26, 2015, each of which is incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and as of the fiscal year ended September 26, 2015. The summary historical financial data derived from our audited consolidated financial statements as of September 26, 2015 are not included or incorporated by reference into this prospectus supplement. This summary financial data is not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Fiscal Year Ended
	September 26, 2015	September 24, 2016	September 30, 2017
(in thousands, except ratios)
Statement of Operations Data:
Net sales	$1,650,737	$1,829,017	$2,054,478
Cost of goods sold and occupancy	1,162,685	1,275,967	1,421,670

Gross profit	488,052	553,050	632,808
Selling, general and administrative expenses	389,345	421,864	476,696
Intangible asset impairment(1)	7,272	1,828	—

Operating income	91,435	129,358	156,112
Interest expense	(40,027)	(42,847)	(28,209)
Interest income	129	140	147
Other income (expense)	13	(17,013)	(1,621)

Income before income taxes and noncontrolling interest	51,550	69,638	126,429
Income tax expense	18,535	24,053	46,699

Net income including noncontrolling interest	33,015	45,585	79,730
Net income attributable to noncontrolling interest	1,044	1,071	902

Net income attributable to Central Garden & Pet Company	$31,971	$44,514	$78,828

Cash flow data:
Net cash provided by operating activities	$87,449	$151,426	$114,309
Net cash used in investing activities	(49,854)	(91,195)	(164,577)
Net cash used by financing activities	(68,370)	(14,165)	(10,392)
Other Data:
EBITDA(2)	$125,138	$169,359	$198,831
Adjusted EBITDA(2)	140,725	177,180	207,896
Depreciation and amortization	33,703	40,001	42,719
Capital expenditures	(22,030)	(27,622)	(44,659)
Ratio of earnings to fixed charges(3)	2.3x	2.6x	5.4x
Balance Sheet Data:
Cash and cash equivalents(4)	$47,584	$92,982	$32,397
Total assets	1,101,112	1,180,683	1,306,906
Total long-term debt(5)	396,982	395,269	395,653
Inventories	335,946	362,004	382,101

(1)	During the fourth quarter of fiscal 2016 and fiscal 2015, we recognized non-cash impairment charges in our Pet segment of $1.8 million and $7.3 million, respectively, related to the impairment of intangible assets caused by increased competition and declining volume of sales.
(2)

“EBITDA” is defined by us as income before income tax expense, other (income) expense, interest expense, net and depreciation and amortization. “Adjusted EBITDA” is defined by us as income before income tax expense, other (income) expense, interest expense, net, depreciation and amortization, stock-based compensation, gain on sale of plant assets and intangible asset impairment.

We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA are useful supplemental measures in evaluating the cash flows and performance of our business and provide greater transparency into our results of operations. EBITDA and Adjusted EBITDA are used by our management to perform such evaluation. EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for cash flow from operations, income from operations or other income statement measure prepared in accordance with GAAP.

We believe that EBITDA and Adjusted EBITDA are frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA and Adjusted EBITDA when reporting their results. Other companies may calculate EBITDA and Adjusted EBITDA differently so it may not be comparable.

The following is a reconciliation of net income to EBITDA, and EBITDA to Adjusted EBITDA:

	Fiscal Year Ended
(in thousands)	September 26, 2015	September 24, 2016	September 30, 2017

Net income including noncontrolling interest	$33,015	$45,585	$79,730
Income tax expense	18,535	24,053	46,699
Other (income) expense(a)	(13)	17,013	1,621
Interest expense, net(b)	39,898	42,707	28,062

Operating income	91,435	129,358	156,112
Depreciation and amortization	33,703	40,001	42,719

EBITDA	125,138	169,359	198,831
Stock-based compensation	8,315	8,356	11,115
Gain on sale of plant assets(c)	—	(2,363)	(2,050)
Intangible asset impairment(d)	7,272	1,828	—

Adjusted EBITDA	$140,725	$177,180	$207,896

(a)	Other (income) expense is comprised of income from investments accounted for under the equity method of accounting and foreign currency exchange gains and losses. During fiscal 2016, we recognized a non-cash impairment charge of $16.6 million related to our investment in two joint ventures as a result of changes in marketplace conditions, which impacted expected cash flows and the recoverability of the investment.
(b)	During fiscal 2016, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write-off of unamortized deferred financing costs and discount on our 8.25% senior subordinated notes due March 1, 2018 (the “2018 Notes”), as a result of the redemption of our 2018 Notes and issuance of our existing senior notes.
(c)	During fiscal 2016, we recorded a $2.4 million gain in our Pet segment from the sale of a manufacturing plant. During fiscal 2017, we recognized a $2.0 million gain in our Garden segment from the sale of a distribution facility.
(d)	See footnote (1) above.
(3)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and noncontrolling interest and after eliminating undistributed earnings of equity method investees and before fixed charges. Fixed charges consist of interest expense incurred, the portion of rental expense under operating leases deemed by management to be representative of the interest factor and amortization of deferred financing costs.
(4)	Excludes $12.6 million of restricted cash used as collateral for outstanding letters of credit at September 30, 2017.
(5)	Includes current portion of long-term debt.

RISK FACTORS

Our business, operations and financial condition are subject to various risks and uncertainties. Some of these are described below and other factors are noted throughout this prospectus supplement and in the accompanying prospectus and the documents incorporated herein and therein by reference, and you should take those risks into account in evaluating us or any investment decision involving us or in deciding whether to participate in the purchase of notes offered by this prospectus supplement. This section does not describe all risks or uncertainties applicable to us, our industry, our business, or an investment in our debt securities and it is intended only as a summary of certain material factors.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those contained in any forward-looking statement included in this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

Following this offering, we will have a significant amount of indebtedness. The following table sets forth our total long-term debt, total shareholders’ equity, total capitalization and ratio of total long-term debt to total capitalization as of September 30, 2017, after giving effect to this offering:

As Adjusted as of September 30, 2017
(in millions)
Total long-term debt, including current installments	$690,903
Total Central Garden & Pet shareholders’ equity	635,686

Total capitalization	$1,326,589

Ratio of total long-term debt to total capitalization	52.1%

As of September 30, 2017, $400 million of our existing senior notes were outstanding. In addition, as of September 30, 2017, we had undrawn availability under our senior secured revolving credit facility of approximately $368.9 million. We also had $103.3 million of accounts payable. In addition, our senior secured revolving credit facility has a $200 million accordion feature.

This level of indebtedness and future borrowing needs could have material adverse consequences for our business, including:

•	make it more difficult for us to satisfy our obligations with respect to the terms of our indebtedness;

•	require us to dedicate a large portion of our cash flow to pay principal and interest on our indebtedness, including the notes offered hereby, which would reduce the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other business activities;

•	increase our vulnerability to adverse industry conditions, including unfavorable weather conditions or commodity price increases;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	place us at a competitive disadvantage compared to competitors that have less debt; and

•	limit our ability to borrow additional funds at reasonable rates, if at all.

In addition, since a portion of our debt commitments bear interest at variable rates, an increase in interest rates or interest rate margins as defined under our senior secured revolving credit facility will create higher debt service requirements, which would adversely affect our cash flow.

The terms of the indenture governing the notes allow us to increase the amount of available borrowings under our senior secured revolving credit facility and issue and incur additional debt, including senior debt, upon satisfaction of certain conditions. If new debt is added to current debt levels, the related risks described above could increase.

Our senior secured revolving credit facility expires in 2021, at which time we may extend or refinance it. However, we cannot give any assurance that we will be able to do so at all or on terms as favorable.

Our $400 million senior secured revolving credit facility is scheduled to expire in 2021. We cannot assure you that we will be able to refinance this credit facility on commercially reasonable terms or at all. Our inability to refinance our indebtedness on commercially reasonable terms or at all would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

The notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our senior secured revolving credit facility and any of our other existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the note guarantees will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our senior secured revolving credit facility and any of our other existing and future secured indebtedness. As of September 30, 2017, we had no borrowings under our $400 million senior secured revolving credit facility and no letters of credit outstanding. As of September 30, 2017, we had availability of approximately $368.9 million under the senior secured revolving credit facility, which borrowings would be secured and structurally senior to the notes and the note guarantees, to the extent of the value securing such indebtedness. Because the borrowing capacity under our senior secured revolving credit facility depends, in part, on the value of assets that fluctuate from time to time, the available commitment amount may not reflect actual borrowing capacity.

The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our Company or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness may only be available to pay obligations on the notes after all indebtedness under the senior secured revolving credit facility and any other secured indebtedness have been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee our senior secured revolving credit facility or that, in the future, guarantee our other indebtedness or indebtedness of another guarantor. Our subsidiaries that do not guarantee the notes, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before noteholders would be entitled to any payment.

For the year ended September 30, 2017, our non-guarantor subsidiaries represented approximately 4% of our net sales, less than 1% of our operating income and approximately 1% of our Adjusted EBITDA, respectively. As of September 30, 2017, our non-guarantor subsidiaries represented approximately 3% of our total assets and had approximately $5 million of our total liabilities, including debt and trade payables but excluding intercompany liabilities.

In addition, our subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events. If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of Notes—Guarantees.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior secured revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans under our senior secured revolving credit facility were fully drawn, each quarter point change in interest rates could result in a $1 million change in annual interest expense on our indebtedness under our senior secured revolving credit facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, the existing senior notes and amounts borrowed under our senior secured revolving credit facility, and to fund planned capital expenditures and expansion efforts and strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations in the future or that future borrowings will be available to us under our senior secured revolving credit facility in an amount sufficient to enable us to service indebtedness, including the notes, or to fund other liquidity needs. As discussed above, we cannot assure you that we will be able to refinance our senior secured revolving credit facility which expires in 2021.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Our senior secured revolving credit facility and the indenture governing the notes and the existing senior notes will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes and certain of our other existing indebtedness will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The indenture governing the notes and the existing senior notes, and our senior secured revolving credit facility contain various covenants that limit our management’s discretion in the operation of our business.

The indenture governing the notes and the existing senior notes and our senior secured revolving credit facility contain various provisions that limit our management’s discretion by restricting our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, our senior secured revolving credit facility requires us to meet certain financial ratios. Any failure to comply with the restrictions of our senior secured revolving credit facility, the indenture governing the notes and the existing senior notes or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes and the existing senior notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the purchase date. Additionally, under our senior secured revolving credit facility, a change of control (as defined therein) constitutes or will constitute an event of default that permits the lenders to accelerate the maturity of borrowings under the senior secured revolving credit facility and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our senior secured revolving credit facility will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all the debt securities that are tendered upon a change of control in that circumstance, we will be in default under the indenture governing the notes and the existing senior notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Finally, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of our senior secured revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes and the existing senior notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes—Change of Control.”

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes and the existing senior notes, which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

An active trading market for the notes may not develop or be sustained.

The notes are new securities for which there currently is no market. We have not listed and do not intend to list the notes on any U.S. national securities exchange or quotation system. We cannot assure you that any market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Federal and state statutes allow courts, under specific circumstances, to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the notes guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than the reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•	the issuance of the notes or the incurrence of the note guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of the notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

When issued, our debt will have a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Risks Relating to our Company

Our operating results and cash flow are susceptible to fluctuations.

We expect to continue to experience variability in our net sales, net income and cash flow on a quarterly basis. Factors that may contribute to this variability include:

•	seasonality and adverse weather conditions;

•	fluctuations in prices of commodity grains and other input costs;

•	operational problems;

•	shifts in demand for lawn and garden and pet products;

•	changes in product mix, service levels, marketing and pricing by us and our competitors;

•	the effect of acquisitions; and

•	economic stability and strength of our relationships with retailers.

These fluctuations could negatively impact our business and the market price of the notes.

Seeds and grains we use to produce bird feed and grass seed are commodity products subject to price volatility that has had, and could have, a negative impact on us.

Our financial results are partially dependent upon the cost of raw materials and our ability to pass along increases in these costs to our customers. In particular, our Pennington and Kaytee businesses are exposed to fluctuations in market prices for commodity seeds and grains used to produce bird feed. Historically, market prices for commodity seeds and grains have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during the growing and harvesting seasons.

To mitigate our exposure to changes in market prices, we enter into purchase contracts for grains, bird feed and grass seed to cover a limited portion of our purchase requirements for a selling season. Since these contracts cover only a portion of our purchase requirements, as market prices for such products increase, our cost of production increases as well. In contrast, if market prices for such products decrease, we may end up purchasing grains and seeds pursuant to the purchase contracts at prices above market.

During the last three fiscal years, the weighted average cost per pound for our primary bird feed grains has decreased slightly. The decreases in commodity costs are reflected in lower prices to our retailers.

Although we have been able to negotiate some price increases in the past with our retailers, it is possible that price increases may not fully offset rising costs in the future, resulting in margin erosion. We can provide no assurance as to the timing or extent of our ability to implement additional price adjustments in the event of increased costs in the future. Similarly, we can provide no assurance of our ability to retain pricing with our retailers in the context of declining costs. We also cannot predict to what extent price increases may negatively affect our sales volume. As retailers pass along price increases, consumers may shift to our lower margin bird feed, switch to competing products or reduce purchases of wild bird feed products.

Our success depends upon our retaining and recruiting key personnel.

Our performance is substantially dependent upon the continued services of George C. Roeth, our President and Chief Executive Officer, and our senior management team. The loss of the services of these persons could have a material adverse effect on our business unless adequate replacements are found. Our future performance depends on our ability to attract and retain skilled employees. We cannot assure you that we will be able to retain our existing personnel or attract additional qualified employees in the future.

We are subject to significant risks associated with innovation, including the risk that our new product innovations will not produce sufficient sales to recoup our investment.

We believe that our future success will depend upon, in part, our ability to continue to improve our existing products through product innovation and to develop, market and produce new products. We cannot assure you that we will be successful in the introduction, marketing and production of any new products or product innovations, or that we will develop and introduce in a timely manner improvements to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

In December 2014, we invested $16 million in cash for a 50% interest in two newly formed entities that own rights to commercialize products covered by certain patents, technology and associated intellectual property rights in the fields of animal health and pesticide applications. During the fourth quarter of fiscal 2016, we recognized a non-cash impairment charge of $16.6 million related to our investment in these two joint ventures as a result of changes in marketplace conditions, which impacted the expected cash flows and recoverability of the investment.

We believe that the period of time to gain consumer acceptance of major innovations is longer in the garden industry than in many industries, which compounds the risks generally associated with major new product innovations.

A decline in consumers’ discretionary spending or a change in consumer preferences could reduce our sales and harm our business.

Our sales ultimately depend on consumer discretionary spending, which is influenced by factors beyond our control, including general economic conditions, the availability of discretionary income and credit, weather, consumer confidence and unemployment levels. Any material decline in the amount of consumer discretionary spending could reduce our sales and harm our business. These economic and market conditions, combined with continuing difficulties in the credit markets and the resulting pressures on liquidity, may also place a number of our key retail customers under financial stress, which would increase our credit risk and potential bad debt exposure.

The success of our business also depends in part on our ability to identify and respond to evolving trends in demographics and consumer preferences. Our failure to timely identify or effectively respond to changing consumer tastes, preferences, spending patterns and lawn and garden and pet care needs could adversely affect the demand for our products and our profitability.

Inflation, deflation, economic uncertainty and other adverse macro-economic conditions may harm our business.

Our revenues and margins are dependent on various economic factors, including rates of inflation or deflation, energy costs, consumer attitudes toward discretionary spending, currency fluctuations, and other macro-economic factors which may impact levels of consumer spending. If we are unable to pass through rising input costs and raise the price of our products, or consumer confidence continues to weaken, we may experience gross margin declines.

Supply disruptions in pet birds, small animals and fish may negatively impact our sales.

The federal government and many state governments have increased restrictions on the importation of pet birds and the supply of small animals. These restrictions have resulted in reduced availability of new pet birds and animals and thus reduced demand for pet bird and small animal food and supplies. If these restrictions become more severe, or similar restrictions become applicable to live pet fish, our future sales of these products would likely suffer, which would negatively impact our profitability. In addition, some countries have experienced outbreaks of avian flu. While the number of cases worldwide has declined, a significant outbreak in the United States would reduce demand for our pet and wild bird food and negatively impact our financial results.

Our recently acquired Segrest subsidiary is the largest supplier of aquarium fish in the United States and also supplies pet birds and small animals. The sale of fish, pet birds and small animals subjects us to additional risk, including risks associated with sourcing, developing captive breeding programs, health of the fish, pet birds and small animals supplied by us and future governmental regulation of the sale of fish, pet birds and small animals.

Our lawn and garden sales are highly seasonal and subject to adverse weather.

Because our lawn and garden products are used primarily in the spring and summer, the Garden business is seasonal. In fiscal 2017, approximately 66% of our Garden segment’s net sales and approximately 56% of our total net sales occurred during our second and third fiscal quarters. Substantially all of the Garden segment’s operating income is generated in this period. Our working capital needs and our borrowings generally peak in our second fiscal quarter, because we are generating lower revenues while incurring expenses in preparation for the spring selling season. If cash on hand and borrowings under our senior secured revolving credit facility are ever insufficient to meet our seasonal needs or if cash flow generated during the spring and summer is insufficient to repay our borrowings on a timely basis, this seasonality could have a material adverse effect on our business.

Because demand for lawn and garden products is significantly influenced by weather, particularly weekend weather during the peak gardening season, our results of operations and cash flow could also be adversely affected by certain weather patterns such as unseasonably cool or warm temperatures, heavy rains, water shortages or floods.

Rising energy prices could adversely affect our operating results.

In the past, energy prices have increased substantially, which resulted in increased fuel costs for our businesses and increased raw materials costs for many of our branded products. Although energy prices have significantly declined since then, rising energy prices in the future could adversely affect consumer spending and demand for our products and increase our operating costs, both of which would reduce our sales and operating income.

We depend on a few customers for a significant portion of our business.

Wal*Mart, our largest customer, represented approximately 16%, 15% and 16% of our total company net sales in fiscal 2017, 2016 and 2015, respectively. In addition, Lowe’s, Home Depot, Costco and PetSmart are also significant customers, and together with Wal*Mart, accounted for approximately 44% of our net sales in fiscal 2017, 42% in fiscal 2016 and 40% in fiscal 2015. The market shares of many of these key retailers have increased and may continue to increase in future years.

The loss of, or significant adverse change in, our relationship with any of these key retailers could cause our net sales, operating income and cash flow to decline. The loss of, or reduction in, orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer could reduce our operating income and cash flow.

We may be adversely affected by trends in the retail industry.

With the growing trend towards retail trade consolidation, we are increasingly dependent upon key retailers whose leverage is growing. Our business may be negatively affected by changes in the policies of our retailers, such as inventory destocking, limitations on access to shelf space, price demands and other conditions. In addition, retailers continue to more closely manage inventory levels and make purchases on a “just-in-time” basis. This requires us to shorten our lead time for production in certain cases and to more closely anticipate demand, which could in the future require the carrying of additional inventories and an increase in our working capital and related financing requirements. This shift to “just-in-time” can also cause retailers to delay purchase orders, which can cause a shift in sales from quarter to quarter. Decisions to move in or out of a market category by leading retailers can also have a significant impact on our business. Additionally, some retailers are increasing their emphasis on private label products. While we view private label as an opportunity and supply many private label products to retailers, we could lose sales in the event that key retailers replace our branded products with private label product manufactured by others.

The emerging e-commerce channel continues to grow rapidly. To the extent that the key retailers on which we depend lose share to the e-commerce channel, we could lose sales. If the e-commerce channel continues its rapid growth, we may need to make additional investments to access this channel more effectively, and there can be no assurances that any such investments will be successful.

A significant deterioration in the financial condition of one of our major customers could have a material adverse effect on our sales, profitability and cash flow. We continually monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Despite these efforts, a bankruptcy filing or liquidation by a key customer could have a material adverse effect on our business, results of operations and financial condition in the future.

Issues with products may lead to product liability, personal injury or property damage claims, recalls, withdrawals, replacements of products, regulatory actions by governmental authorities that could divert resources, affect business operations, decrease sales, increase costs, and put us at a competitive disadvantage, any of which could have a significant adverse effect on our results of operations and financial condition.

We have experienced, and may in the future experience, issues with products that may lead to product liability, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities. Product recalls or other governmental regulatory action directed at product sales could result in increased governmental scrutiny, reputational harm, reduced demand by consumers for our products, decreased willingness by retailer customers to purchase or provide marketing support for those products, unavailability or increased cost of insurance, or additional safety and testing requirements. Such results could divert development and management resources, adversely affect our business operations, decrease sales, increase legal fees and other costs, and put us at a competitive disadvantage compared to other manufacturers not affected by similar issues with products, any of which could have a significant adverse effect on our results of operations and financial condition.

Competition in our industries may hinder our ability to execute our business strategy, increase our profitability or maintain relationships with existing customers.

We operate in highly competitive industries, which have experienced increased consolidation in recent years. We compete against numerous other companies, some of which are more established in their industries and have substantially greater revenue and resources than we do. Our products compete against national and regional products and private label products produced by various suppliers. Our largest competitors in the Pet segment are Spectrum Brands and Hartz Mountain, and our largest competitors in the Garden segment are Scotts and Spectrum Brands.

To compete effectively, among other things, we must:

•	develop and grow brands with leading market positions;

•	grow market share;

•	maintain and expand our relationships with key retailers;

•	continually develop innovative new products that appeal to consumers;

•	implement effective marketing and sales promotion programs;

•	maintain strict quality standards;

•	deliver products on a reliable basis at competitive prices; and

•	effectively integrate acquired companies.

Competition could lead to lower sales volumes, price reductions, reduced profits, losses, or loss of market share. Our inability to compete effectively could have a material adverse effect on our business, results of operations and financial condition.

Our acquisition strategy involves a number of risks.

We are regularly engaged in acquisition discussions with other companies and anticipate that one or more potential acquisition opportunities, including those that would be material or could involve businesses with operating characteristics that differ from our existing business operations, may become available in the near future. If and when appropriate acquisition opportunities become available, we intend to pursue them actively. Acquisitions involve a number of special risks, including:

•	failure of the acquired business to achieve expected results, as well as the potential impairment of the acquired assets if operating results decline after an acquisition;

•	diversion of management’s attention;

•	failure to retain key personnel of the acquired business;

•	additional financing, if necessary and available, which could increase leverage and costs, dilute equity, or both;

•	the potential negative effect on our financial statements from the increase in goodwill and other intangibles;

•	the high cost and expenses of identifying, negotiating and completing acquisitions; and

•	risks associated with unanticipated events or liabilities.

These risks could have a material adverse effect on our business, results of operations and financial condition.

We have faced, and expect to continue to face, intense competition for acquisition candidates, which may limit our ability to make acquisitions and may lead to higher acquisition prices. We cannot assure you that we will be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into our existing business without substantial costs, delays or other operational or financial difficulties. In future acquisitions, we also could incur additional indebtedness or pay consideration in excess of fair value, which could have a material adverse effect on our business, results of operations and financial condition.

If our goodwill, indefinite-lived intangible assets or other long-term assets become impaired, we will be required to record impairment charges, which may be significant.

A significant portion of our long-term assets consists of goodwill and other intangible assets recorded as a result of past acquisitions. We do not amortize goodwill and indefinite-lived intangible assets, but rather review them for impairment on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. We consider whether circumstances or conditions exist which suggest that the carrying value of our goodwill and other long-lived intangible assets might be impaired. If such circumstances or conditions exist, further steps are required to determine whether the carrying value of each of the individual assets exceeds its fair value. If analysis indicates that an individual asset’s carrying value does exceed its fair value, we would record a loss equal to the excess of the individual asset’s carrying value over its fair value.

The steps required by GAAP entail significant amounts of judgment and subjectivity. Events and changes in circumstances that may indicate that there may be an impairment and that interim impairment testing is necessary include, but are not limited to: competitive conditions; the impact of the economic environment on our customer base and on broad market conditions that drive valuation considerations by market participants; our internal expectations with regard to future revenue growth and the assumptions we make when performing impairment reviews; a significant decrease in the market value of our assets; a significant adverse change in the extent or manner in which our assets are used; a significant adverse change in the business climate that could affect our assets; and significant changes in the cash flows associated with an asset. As a result of such circumstances, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill, indefinite-lived intangible assets or other long-term assets is determined. Any such impairment charges could have a material adverse effect on our results of operations and financial condition.

During fiscal 2017, 2016 and 2015, we performed evaluations of the fair value of our indefinite-lived trade names and trademarks. Our expected revenues were based on our future operating plan and market growth or decline estimates for future years. In fiscal 2016, we recognized a $1.8 million non-cash impairment charge related to certain indefinite-lived intangible assets in our Pet segment as a result a decline in volume of sales, as well as a non-cash impairment charge of $16.6 million related to our investment in two joint ventures as a result of changes in marketplace conditions, which impacted the expected cash flows and recoverability of the investment. In fiscal 2015, we recognized a $7.3 million non-cash impairment charge related to certain indefinite-lived intangible assets in our Pet segment as a result of increased competition in the marketplace and an expected decline in the volume of sales.

Most of our goodwill is associated with our Pet segment. In connection with our annual goodwill impairment testing performed during fiscal 2017 and fiscal 2016, we made a qualitative evaluation about the likelihood of goodwill impairment to determine whether it was necessary to calculate the fair values of its reporting units under the two-step goodwill impairment test. We completed our qualitative assessment of potential goodwill impairment and it was determined that it was more likely than not the fair values of our reporting units were greater than their carrying amounts, and accordingly, no further testing of goodwill was required. During fiscal 2015, the first step of such testing indicated that the fair value of our reporting units exceeded their carrying value by more than 10%, and accordingly, no further testing of goodwill was required.

We continue to implement an enterprise resource planning information technology system.

In fiscal 2005, we began incurring costs associated with designing and implementing SAP, a company-wide enterprise resource planning (ERP) software system with the objective of gradually migrating to the new system. This new system replaces numerous accounting and financial reporting systems, most of which were obtained in connection with business acquisitions. To date, we have reduced the number of ERP systems from 31 to 8. Capital expenditures for our enterprise resource planning software system for fiscal 2018 and beyond will depend upon the pace of conversion for those remaining legacy systems. If the balance of the implementation is not executed successfully, we could experience business interruptions. If we do not complete the implementation of the project timely and successfully, we may experience, among other things, additional costs associated with completing this project and a delay in our ability to improve existing operations, support future growth and enable us to take advantage of new applications and technologies. All of this may also result in a distraction of management’s time, diverting their attention from our operations and strategy.

Our inability to protect our trademarks and any other proprietary rights may have a significant, negative impact on our business.

We consider our trademarks to be of significant importance in our business. Although we devote resources to the establishment and protection of our trademarks, we cannot assure you that the actions we have taken or will take in the future will be adequate to prevent violation of our trademarks and proprietary rights by others or prevent others from seeking to block sales of our products as an alleged violation of their trademarks and proprietary rights. There can be no assurance that future litigation will not be necessary to enforce our trademarks or proprietary rights or to defend ourselves against claimed infringement or the rights of others. Any future litigation of this type could result in adverse determinations that could have a material adverse effect on our business, financial condition or results of operations. Our inability to use our trademarks and other proprietary rights could also harm our business and sales through reduced demand for our products and reduced revenues.

Some of the products that we manufacture and distribute require governmental permits and also subject us to potential environmental liabilities.

Some of the products that we manufacture and distribute are subject to regulation by federal, state, foreign and local authorities. Environmental health and safety laws and regulations are often complex and are subject to change. Environmental health and safety laws and regulations may affect us by restricting the manufacture, sale or use of our products or regulating their disposal. Regulatory or legislative changes may cause future increases in our operating costs or otherwise affect operations. There is no assurance that in the future we may not be adversely affected by such laws or regulations, incur increased operating costs in complying with such regulations or not be subject to claims for personal injury, property damages or governmental enforcement. In addition, due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty that future material capital expenditures will not be required.

In addition to operational standards, environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. With our extensive acquisition history, we have acquired a number of manufacturing and distribution facilities. Given the nature of the past operations conducted by us and others at these properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where an environmental site assessment has been conducted. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to future remediation liabilities that may be material.

Our business is dependent upon our ability to continue to source products from China.

We outsource a significant amount of our manufacturing requirements to third party manufacturers located in China. This international sourcing subjects us to a number of risks, including: the impact on sourcing or manufacturing of public health and contamination risks in China; quality control issues; social and political disturbances and instability; export duties, import controls, tariffs, quotas and other trade barriers; shipping and transportation problems; and fluctuations in currency values. These risks may be heightened under the new U.S. administration trade policies. Because we rely on Chinese third party manufacturers for a substantial portion of our product needs, any disruption in our relationships with these manufacturers could adversely affect our operations.

The products that we manufacture and distribute could expose us to product liability claims.

Our business exposes us to potential product liability risks in the manufacture and distribution of certain of our products. Although we generally seek to insure against such risks, there can be no assurance that such coverage is adequate or that we will be able to maintain such insurance on acceptable terms. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms.

We are subject to cyber security risks and may incur increasing costs in an effort to minimize those risks.

Our business employs systems and websites that allow for the secure storage and transmission of proprietary or confidential information regarding our customers, employees, suppliers and others, including personal identification information. Security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber attacks. Attacks may be targeted at us, our customers and suppliers, or others who have entrusted us with information. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third party experts and consultants. Advances in computer capabilities, new technological discoveries, or other developments may result in the technology used by us to protect transaction or other data being breached or compromised. In addition, data and security breaches can also occur as a result of non-technical issues, including breach by us or by persons with whom we have commercial relationships that result in the unauthorized release of personal or confidential information. Any compromise or breach of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation.

Our Chairman, through his holdings of our Class B common stock, exercises effective control of the Company, which may discourage potential acquisitions of our business and could have an adverse effect on the market price of our stock.

Holders of our Class B common stock are entitled to the lesser of ten votes per share or 49% of the total votes cast, and each share of Class B common stock is convertible at any time into one share of our common stock. Holders of our common stock are entitled to one vote for each share owned. Holders of our Class A common stock and Series B preferred stock have no voting rights, except as required by Delaware law.

As of September 30, 2017, William E. Brown, our Chairman, beneficially controlled approximately 55% of the voting power of our capital stock. Accordingly, except to the extent that a class vote of the common stock is required by applicable law or our charter, he can effectively control all matters requiring stockholder approval, including the election of our directors, and can exert substantial control over our management and policies. The disproportionate voting rights of our common stock and Class B common stock and Mr. Brown’s substantial holdings of Class B common stock could have an adverse effect on the market price of our common stock and Class A common stock. Also, such disproportionate voting rights and Mr. Brown’s controlling interest may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal, tender offer or proxy contest, even if such actions were favored by our other stockholders, which could thereby deprive holders of common stock or Class A common stock of an opportunity to sell their shares for a “take-over” premium.

We have authorized the issuance of shares of common stock, Class A common stock and preferred stock, which may discourage potential acquisitions of our business and could have an adverse effect on the market price of our common stock and our Class A common stock.

Pursuant to our Fourth Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to issue up to 80,000,000 shares of our common stock, 100,000,000 shares of our nonvoting Class A common stock, 3,000,000 shares of our Class B common stock and up to 1,000,000 additional shares of preferred stock without seeking the approval or consent of our stockholders, unless required by the NASDAQ Global Market. Although the issuance of the nonvoting Class A common stock would not dilute the voting rights of the existing stockholders, it would have a dilutive effect on the economic interest of currently outstanding shares of common stock and Class B common stock similar to the dilutive effect of subsequent issuances of ordinary common stock. The issuance of preferred stock could, depending on the rights and privileges designated by the board with respect to any particular series, have a dilutive effect on the voting interests of the common stock and Class B common stock and the economic interests of our common stock, Class A common stock and Class B common stock. In addition, the disproportionate voting rights of our common stock, Class B common stock and Class A common stock, and the ability of the board to issue stock to persons friendly to current management, may make us a less attractive target for a takeover than we otherwise might be or render more difficult or discourage a merger proposal, tender offer or proxy contest, even if such actions were favored by our common stockholders, which could thereby deprive holders of common stock of an opportunity to sell their shares for a “take-over” premium.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $295.3 million (after deducting discounts to the underwriters and estimated offering fees and expenses). We intend to use the net proceeds of this offering to finance acquisitions of businesses that our board of directors determines are suitable and in our best interests and for general corporate purposes. We will invest the net proceeds of this offering in short-term government securities, money market funds, or other investment vehicles permitted under our investment policy until suitable acquisitions are identified or funds are invested in our business.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, both on an actual basis and as adjusted to give effect to this offering. This table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement.

	As of September 30, 2017
(in thousands)	Actual	As Adjusted
Cash and cash equivalents(1)	$32,397	$327,647

Long-term debt, including current installments:
Senior secured revolving credit facility(2)	$—	$—
6.125% Senior Notes due 2023(3)	395,160	395,160
Notes offered hereby(3)	—	295,250
Other(4)	493	493

Total long-term debt, including current installments	395,653	690,903
Total Central Garden & Pet Company shareholders’ equity	635,686	635,686

Total capitalization	$1,031,339	$1,326,589

(1)	Excludes $12.6 million of restricted cash as of September 30, 2017 used as collateral for outstanding letters of credit.
(2)	As of September 30, 2017, there were no borrowings outstanding under our $400 million senior secured revolving credit facility and no letters of credit outstanding thereunder. There were other letters of credit of $1.8 million outstanding as of September 30, 2017. As of September 30, 2017, we had availability of $368.9 million under the senior secured revolving credit facility. See “Description of Certain Indebtedness.” Because the borrowing capacity under the senior secured revolving credit facility depends, in part, on the value of assets that fluctuate from time to time, such amount may not reflect actual borrowing capacity.
(3)	Reflects unamortized debt issuance costs.
(4)	Consists of other notes payable.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

On April 22, 2016, we entered into an amended and restated credit agreement with certain of our domestic subsidiaries as borrowers and guarantors, a syndicate of financial institutions party thereto, SunTrust Bank, as issuing bank and administrative agent, and SunTrust Robinson Humphrey, Inc., as left lead arranger and joint bookrunner, Bank of America, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, Bank of the West, BMO Harris Bank N.A., JPMorgan Chase Bank, N.A. and KeyBank National Association as co-documentation agents, which provides up to a $400 million principal amount senior secured asset-based revolving credit facility, with up to an additional $200 million principal amount available with the consent of the lenders if we exercise the accordion feature set forth therein (collectively, the “senior secured revolving credit facility”). The senior secured revolving credit facility matures on April 22, 2021. We may borrow, repay and reborrow amounts under the senior secured revolving credit facility until its maturity date, at which time all amounts outstanding under the senior secured revolving credit facility must be repaid in full. As of September 30, 2017, there were no borrowings outstanding and no letters of credit outstanding under the senior secured revolving credit facility. There were other letters of credit of $1.8 million outstanding as of September 30, 2017.

The senior secured revolving credit facility is subject to a borrowing base, calculated using a formula based upon eligible receivables and inventory, minus certain reserves and subject to restrictions. As of September 30, 2017, the borrowing base and remaining borrowing availability was $368.9 million. Borrowings under the senior secured revolving credit facility bear interest at an index based on LIBOR or, at the option of the Company, the Base Rate (defined as the highest of (a) the SunTrust prime rate, (b) the Federal Funds Rate plus 0.5% and (c) one-month LIBOR plus 1.00%), plus, in either case, an applicable margin based on our consolidated senior leverage ratio. Such applicable margin for LIBOR-based borrowings fluctuates between 1.25% – 1.50%, and was 1.25% as of September 30, 2017, and such applicable margin for Base Rate borrowings fluctuates between 0.25% – 0.5%, and was 0.25% as of September 30, 2017. As of September 30, 2017, the applicable interest rate related to Base Rate borrowings was 4.5%, and the applicable interest rate related to LIBOR-based borrowings was 2.5%. All of our direct and indirect restricted domestic subsidiaries are required to be co-borrowers or guarantors under the senior secured revolving credit facility, except for certain immaterial subsidiaries whose assets or EBITDA (together with all other immaterial subsidiaries) constitute less than 10% of our consolidated net tangible assets or 10% of our EBITDA, respectively.

We incurred approximately $1.2 million of debt issuance costs in conjunction with our senior secured revolving credit facility, which included banking fees, legal and accounting expenses. These debt issuance costs will be amortized over the term of the senior secured revolving credit facility.

The senior secured revolving credit facility contains customary covenants, including financial covenants which require us to maintain a minimum fixed charge coverage ratio of 1.00:1.00 upon reaching certain borrowing levels. The senior secured revolving credit facility is secured by substantially all of our assets. We were in compliance with all financial covenants under the senior secured revolving credit facility during the year ended September 30, 2017.

6.125% Senior Notes Due 2023

In November 2015, we issued $400 million aggregate principal amount of 6.125% senior notes due November 2023.

The existing senior notes require semiannual interest payments on May 15 and November 15. The existing senior notes are unconditionally guaranteed on a senior basis by each of our existing and future domestic restricted subsidiaries which are borrowers under or guarantors of our senior secured revolving credit facility.

The existing senior notes are unsecured senior obligations and are subordinated to all of our existing and future secured debt, including our senior secured revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

We may redeem some or all of the existing senior notes at any time, at our option, prior to November 15, 2018 at the principal amount plus a “make whole” premium. At any time prior to November 15, 2018, we may also redeem, at our option, up to 35% of the original aggregate principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 106.125% of the principal amount of the notes. We may redeem some or all of the existing senior notes, at our option, at any time on or after November 15, 2018 for 104.594%, on or after November 15, 2019 for 103.063%, on or after November 15, 2020 for 101.531% and on or after November 15, 2021 for 100%, plus accrued and unpaid interest.

The holders of the existing senior notes have the right to require us to repurchase all or a portion of the existing senior notes at a purchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest upon the occurrence of a change of control.

The existing senior notes contain customary high yield covenants, including covenants limiting debt incurrence and restricted payments, subject to certain baskets and exceptions.

DESCRIPTION OF NOTES

For purposes of this section, references to the words “we,” “us,” “our” and “Company” mean only Central Garden & Pet Company but not any of its Subsidiaries.

The Company will issue the notes being offered hereby (the “Notes”) under an existing indenture dated March 8, 2010, between itself and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated the Issue Date, among the Company, the Guarantors and the Trustee (collectively, the “Indenture”). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes offered hereby include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the Issue Date. A copy of the Indenture may be obtained from the Company or the underwriters. See “—Where You Can Find More Information.”

A registered holder of a Note being offered hereby (each, a “Holder”) will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.

You can find the definitions of capitalized terms used in this section under “—Certain Definitions.”

Brief Description of the Notes and the Guarantees

The Notes will be:

•	unsecured senior obligations of ours;

•	pari passu in right of payment with all of our existing and future Senior Debt, including the Debt Facility and the Existing Senior Notes;

•	effectively subordinated to all of our existing and future Secured Debt, including the Debt Facility, to the extent of the value of the collateral securing such Indebtedness;

•	senior in right of payment with any future Subordinated Debt;

•	guaranteed by certain of our Domestic Restricted Subsidiaries; and

•	structurally subordinated to all liabilities of our non-Guarantor Subsidiaries (including Securitization Entities).

The Guarantees will be:

•	unsecured senior obligations of each Guarantor;

•	pari passu in right of payment with all existing and future Senior Debt of each Guarantor, including guarantees of the Debt Facility and the Existing Senior Notes;

•	effectively subordinated to all existing and future Secured Debt of each Guarantor, including guarantees of the Debt Facility, to the extent of the value of the collateral securing such Indebtedness;

•	senior in right of payment to each Guarantor’s guarantee of any future Subordinated Debt of such Guarantor; and

•	structurally subordinated to all liabilities of any non-Guarantor Subsidiary (including Securitization Entities).

Principal, Maturity and Interest

The Company will issue an aggregate principal amount of $300 million of Notes. The Notes will mature on                , 2028. Subject to the Company’s compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, the Company is permitted to issue more notes of the same series as the Notes under the Indenture (the “Additional Notes”) and additional notes of other series; provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under the Indenture and will have a separate CUSIP number and ISIN from the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any Additional Notes actually issued. All Additional Notes will be substantially identical to other Notes other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue and will constitute a part of the same series. We will issue the Notes in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as registrar (the “Registrar”) and principal paying agent (together with any additional paying agent and transfer agent appointed from time to time, the “Paying Agents”). The Notes may be presented for registration of transfer and exchange at the offices of the Registrar and at the offices of any Paying Agent appointed in respect of any Notes. The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. We may change any Paying Agent and the Registrar without notice to Holders or appoint additional or other paying and transfer agents. We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Interest on the Notes will accrue at the rate of    % per annum (calculated on the basis of a 360-day year comprised of 12 months of 30 days). Interest on the Notes will be payable semi-annually in cash in arrears on each                and                , and the first interest payment date will be                , 2018. The Company will make interest payments to the Holders at the close of business on                and                immediately preceding the applicable interest payment date (whether or not a Business Day). Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the most recent date on which interest on the Notes was paid. If any interest payment date, the maturity date, any redemption date, or any earlier required repurchase date of a note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

Redemption

Optional Redemption

At any time prior to                , 2022, we may redeem the Notes at our option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed or otherwise delivered to the registered address of each Holder in accordance with the applicable procedures of DTC, at a redemption price equal to 100% of the aggregate principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after                , 2022, we may redeem the Notes at our option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at the following redemption prices (expressed, as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on                of the year set forth below:

Year	Redemption Price
2022		%
2023		%
2024 and thereafter	100.000%

Optional Redemption Upon Equity Offerings

Prior to                , 2020, we may at our option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued, upon not less than 30 nor more than 60 days’ prior notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at a redemption price (expressed, as a percentage of principal amount) of        %, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by us or any of our Affiliates); and

(2)	each such redemption occurs within 90 days after the date of closing of the related Equity Offering.

Selection and Notice of Redemption

In the event that we choose to redeem less than all of the Notes, selection of the Notes of such series for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and with respect to global Notes, in accordance with the applicable procedures of DTC. No Notes of a principal amount of $2,000 or less shall be redeemed in part.

Any redemption notice may, at our discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Company’s discretion, the date of redemption may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the caption “—Change of Control” and the “Limitation on Asset Sales” covenant. We may at any time and from time to time purchase Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with the applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

Senior Secured Indebtedness versus Notes and Guarantees

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank pari passu in right of payment with all of our Senior Debt or the Senior Debt of the relevant Guarantor, as the case may be, including, without limitation, our obligations and those of any Guarantor under the Debt Facility and the Existing Senior Notes.

The Notes will be effectively subordinated to all of our and the Guarantors’ existing and future Secured Debt, to the extent of the value of the collateral securing such Indebtedness. As of September 30, 2017, no Secured Debt of the Company and the Guarantors (without duplication) was outstanding.

Subject to certain conditions contained in our Debt Facility, as of September 30, 2017, we had additional availability of approximately $368.9 million for borrowing under the Debt Facility. Although the Indenture will contain limitations on the amount of additional Indebtedness that we and the Guarantors may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and such Indebtedness may be Secured Debt. See “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

Liabilities of Subsidiaries versus Notes and Guarantees

Claims of creditors of non-Guarantor Subsidiaries, including trade creditors holding Indebtedness or guarantees issued by such non-Guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, will have priority with respect to the assets and earnings of such non-Guarantor Subsidiaries over the claims of our creditors, including Holders. Accordingly, the Notes and each Guarantee will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-Guarantor Subsidiaries. As of September 30, 2017, the Notes and related Guarantees would have been structurally subordinated in right of payment to approximately $5 million of liabilities of our non-Guarantor Subsidiaries, including trade and other payables but excluding intercompany liabilities.

Although the Indenture will limit the incurrence of Indebtedness by our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

Guarantees

The obligations of the Company under the Indenture will be fully and unconditionally guaranteed on a senior basis by all of our Domestic Restricted Subsidiaries that guarantee our Debt Facility. Notwithstanding the foregoing, any Domestic Restricted Subsidiary of the Company that at any time has total assets of less than $1,000,000, as reflected on such Subsidiary’s most recent balance sheet as of the date of determination, or consolidated cash flow for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of determination of less than $500,000, will not be required to become a Guarantor unless it guarantees other Indebtedness of the Company or a Restricted Subsidiary of the Company. The obligations of each Domestic Restricted Subsidiary under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—

Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.” On the Issue Date, except for Tech Pac, L.L.C., all of our Subsidiaries will be Restricted Subsidiaries.

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including, without limitation, guarantees and other contingent liabilities) of that Guarantor and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.”

Pursuant to the Indenture, a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger, Consolidation and Sale of Assets”; provided, however, that if such other Person is not the Company or a Guarantor, such Guarantor’s obligations under its Guarantee must be expressly assumed by such other Person pursuant to a supplemental indenture, subject to the following paragraph.

The Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	upon the sale, assignment, transfer, conveyance, exchange or other disposition (including by way of consolidation, merger or otherwise) of such Guarantor;

(2)	upon the sale or disposition of all or substantially all of the assets of such Guarantor;

(3)	upon the release or discharge of such Guarantor from its guarantee, if any, and of all pledges and security, if any, granted by such Guarantor in connection with the Debt Facility, except a release or discharge by or as a result of payment under such guarantee;

(4)	upon the designation of such Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture; or

(5)	if we exercise our Legal Defeasance option or Covenant Defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “—Satisfaction and Discharge”;

in the case of clauses (1) and (2), other than to us or one of our Affiliates and as permitted by the Indenture and we will comply with our obligations under the “Limitation on Asset Sales” covenant in respect of such disposition. In addition, such Guarantor will deliver to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transactions or release have been complied with.

In the event that any released Guarantor (in the case of clauses (3) or (4) above) thereafter borrows money or guarantees Indebtedness under the Debt Facility, such former Guarantor will again provide a Guarantee. See “—Certain Covenants—Future Guarantees by Restricted Subsidiaries.”

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Redemption,” each Holder will have the right to require that we purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following the date upon which the Change of Control occurred, unless the Company has exercised its right to redeem all of the Notes as described under “Redemption,” we must send, or otherwise deliver in accordance with the applicable procedures of DTC, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC, other than as may be required by law (the “Change of Control Payment Date”).

Holders electing to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date, or with respect to global Notes, comply with the applicable procedures of DTC.

On the Change of Control Payment Date, we will, to the extent permitted by law,

(1)	accept for payment all Notes issued by us or portions thereof tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent, no later than 10:00 a.m. New York City time, an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an officers’ certificate stating that all Notes or portions thereof have been tendered to and purchased by us.

In the event that we make a Change of Control Payment, the Paying Agent will promptly mail or wire transfer to each Holder the Change of Control Payment for such Notes, and the Trustee will promptly authenticate (or transfer by book entry) a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

If the Change of Control Payment Date is on or after a record date for an interest payment and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, subject to applicable procedures of DTC with respect to global Notes.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding Notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain other transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the “Limitation on Incurrence of Additional Indebtedness” covenant. Such restrictions can only be waived, amended or modified with the consent of the holders of a majority in principal amount of the Notes then outstanding.

Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite lenders or holders of Indebtedness incurred or issued under a credit facility, an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness incurred or issued under a credit facility, an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the lenders or holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant credit facility, indenture or other agreement from the remaining lenders or holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Debt Facility.

If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of our assets to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require us to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived, amended or modified with the consent of the holders of a majority in principal amount of the Notes then outstanding.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

Covenant Suspension

During any period of time following the Issue Date that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), we and our Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1)	“—Limitation on Incurrence of Additional Indebtedness”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Asset Sales”;

(4)	“—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5)	“—Limitation on Preferred Stock of Restricted Subsidiaries”;

(6)	clause (2) of the first paragraph of “—Merger, Consolidation and Sale of Assets”;

(7)	“—Limitation on Transactions with Affiliates”; and

(8)	“—Future Guarantees by Restricted Subsidiaries”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Net Cash Proceeds with respect to any applicable Asset Sale Offer Trigger Date (as defined below) shall be set at zero at such date (the “Suspension Date”). In addition, in the event that we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Within 30 days of the Reversion Date, any Restricted Subsidiary that would have been required during the Suspension Period but for the Suspended Covenants by the “Future Guarantees by Restricted Subsidiaries” covenant to execute a supplemental indenture will execute such supplemental indenture required by such covenant. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the definition of Permitted Indebtedness.

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under

“—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will be deemed to have been made pursuant to the first paragraph of the “Limitation on Restricted Payments” covenant.

Promptly following the occurrence of any Suspension Date or Reversion Date, the Company will provide an officers’ certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reversion Date has occurred or notify the Holders of any Suspension Date or Reversion Date. The Trustee may provide a copy or such officers’ certificate to any Holder of the Notes upon request. There can be no assurance that the Notes will ever achieve an Investment Grade Rating.

Limitation on Incurrence of Additional Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Company’s Consolidated Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0; provided, further, that the amount of Indebtedness that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $75 million at any one time outstanding.

The Indenture will provide that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to the Secured Debt merely because it is unsecured or (2) Senior Debt as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or in respect of shares of the Company’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)	purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company, or of any Guarantor, that is subordinate or junior in right of payment to the Notes or any Guarantee, as applicable (other than (x) any Indebtedness permitted under clause (6) of the definition of “Permitted Indebtedness” and (y) the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement); or

(4)	make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); unless, at the time of such Restricted Payment and immediately after giving effect thereto:

(i)	no Default or an Event of Default shall have occurred and be continuing;

(ii)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption “—Limitation on Incurrence of Additional Indebtedness”; and

(iii)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5) and (8) of the following paragraph) is less than the sum of without duplication, the following:

(A)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period (treated as one accounting period) from December 26, 2015 to the end of the Company’s most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available; plus

(B)	100% of the aggregate net cash proceeds and the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (other than Designated Preferred Stock); plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness; plus

(D)

an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company or any Restricted Subsidiary since the Issue Date (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; plus

(E)	$75 million.

Notwithstanding the foregoing, the provisions set forth in the preceding paragraph do not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2)	any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (iii)(B) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes or the applicable Guarantee;

(4)	the redemption, repurchase or other acquisition or retirement for value of any Capital Stock of the Company, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year $10 million (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum of $20 million in any calendar year; provided that amounts in any calendar year may be increased by an amount not to exceed the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of the Company’s Capital Stock (other than Disqualified Capital Stock) to any member of the management or the Board of Directors of the Company or any Restricted Subsidiary);

(5)	repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6)	repurchases of Capital Stock deemed to occur upon the exercise of stock options or the vesting of restricted stock grants to satisfy tax withholding obligations;

(7)	additional Restricted Payments since the Issue Date in an amount not to exceed $200 million;

(8)	payments of regularly scheduled or accrued dividends on Disqualified Capital Stock issued in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Obligations of the Company that are subordinate or junior in right of payment to the Notes (i) at a purchase price not greater than 101% of the principal amount of such Obligations in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof with provisions similar to the “Limitation on Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(10)	the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis and the redemption, purchase, cancellation or other retirement of equity interests in a Restricted Subsidiary;

(11)	the redemption, repurchase or other acquisition or retirement of the Existing Senior Notes; and

(12)	any Restricted Payment; provided that, immediately after giving pro forma effect thereto (including the application of the proceeds thereof), the Company would have had a Total Net Leverage Ratio of less than or equal to 3.50 to 1.00;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clause (12), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of “Unrestricted Subsidiary.” For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

As of September 30, 2017, the Company would have been able to make approximately $60.3 million of Restricted Payments under the formula set forth in clause (iii)(A) of this covenant, subject to the other limitations set forth in this covenant and in the covenants governing the Company’s other indebtedness and limitations imposed by applicable law.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment (or a portion thereof) meets the criteria of more than one of the types of Restricted Payments described above or as a Permitted Investment, the Company, in its sole discretion, may divide and classify (or later reclassify) such Restricted Payment (or a portion thereof) in any manner in compliance with this covenant, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this covenant to which such Restricted Payment or Permitted Investment has been reclassified.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company);

(2)	at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(b)	any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $75 million and (ii) 7.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d)	any Productive Assets,

shall, in each of clauses (a), (b), (c) and (d) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this covenant; and

(3)	upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(a)	to prepay any Obligations under the Debt Facility or Obligations under Senior Debt that are secured by a Lien, which Lien is permitted by the Indenture and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or, if required by the Debt Facility, effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)),

(b)

to prepay the Obligations under other Senior Debt and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility; provided that to the extent the Company prepaid Obligations under Senior Debt other than the Notes, the Company shall equally and ratably reduce

Obligations under the Notes as provided under “Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid,

(c)	to prepay Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company, a Guarantor or another Restricted Subsidiary,

(d)	to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), and

(e)	a combination of prepayment and investment permitted by the foregoing clauses (3)(a), (3)(b), (3)(c), (3)(d) and (3)(e).

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b), (3)(c), (3)(d) or (3)(e) above (the “Asset Sale Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been applied as set forth in clauses (3)(a), (3)(b), (3)(c), (3)(d) or (3)(e) above on or before such Asset Sale Offer Trigger Date (each an “Asset Sale Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Asset Sale Offer”) on a date (the “Asset Sale Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, from all Holders and holders of any other Indebtedness of the Company or a Restricted Subsidiary ranking pari passu with the Notes requiring the making of such an offer (the “Pari Passu Debt”), on a pro rata basis, the maximum amount of Notes and such other Pari Passu Debt that may be purchased with the Asset Sale Offer Amount at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Pari Passu Debt, such lesser price, if any, as may be provided for by the terms of such Pari Passu Debt) in accordance with the procedures (including pro rating in the event of over subscription and calculation of the principal amount of Notes denominated in different currencies) set forth in the Indenture.

If at any time any non-cash consideration (including any Designated Non-cash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

Notwithstanding the foregoing, if the Asset Sale Offer Amount is less than $50 million, the application of the Net Cash Proceeds constituting such Asset Sale Offer Amount to an Asset Sale Offer may be deferred until such time as such Asset Sale Offer Amount plus the aggregate amount of all Asset Sale Offer Amounts arising subsequent to the Asset Sale Offer Trigger Date relating to such initial Asset Sale Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $50 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Asset Sale Offer Amounts that have been so deferred to make an Asset Sale Offer (the first date the aggregate of all such deferred Asset Sale Offer Amounts is equal to $50 million or more shall be deemed to be an Asset Sale Offer Trigger Date).

Each Asset Sale Offer will be mailed or sent electronically to the record Holders as shown on the register of Holders within 30 days following the Asset Sale Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in a minimum of $2,000 or in integral multiples of $1,000 in excess thereof (provided that no Note will be purchased in part if such Note would have a remaining amount of less than $2,000) in exchange for cash. To the extent Holders properly tender Notes (and, if applicable, holders of Pari Passu Debt, tender Pari Passu Debt) in an aggregate amount exceeding the Asset Sale Offer Amount, Notes of tendering Holders and Pari Passu Debt of holders thereof will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of Notes and Pari Passu Debt tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Asset Sale Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Asset Sale Offer, the Asset Sale Offer Amount shall be reset at zero.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitation on Asset Sales” provisions of the Indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the “Limitation on Asset Sales” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)	make loans or advances or pay any Indebtedness or other obligation owed to the Company or any Guarantor; or

(3)	sell, lease or transfer any of its property or assets to the Company or any Guarantor,

except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

(a)	applicable law, rule, regulation or order;

(b)	the Indenture, the Notes and the Guarantees;

(c)	non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

(d)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; provided that such Acquired Indebtedness was permitted by the terms of the Indenture to be incurred;

(e)

the Debt Facility in effect on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are either (i) contained in, or not materially more restrictive than those contained in, the Debt Facility in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (ii) ordinary and customary with respect to syndicated bank loans in the market at the time such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are entered into;

(f)	agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Existing Indenture;

(g)	restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h)	restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale which is not prohibited by the Indenture;

(i)	any agreement or instrument governing Capital Stock of any Person that is acquired;

(j)	any Purchase Money Note or other Indebtedness or other contractual requirements in connection with a Qualified Securitization Transaction;

(k)	other Indebtedness outstanding on the Issue Date or permitted to be incurred under the Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred;

(l)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (d) and (f) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, either (i) not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (ii) ordinary and customary with respect to such instruments or obligations at the time such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are entered into;

(n)	encumbrances or restrictions contained in any instrument governing Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(o)	customary provisions in joint venture, asset sale, stock purchase and merger agreements and other similar agreements; and

(p)	customary provisions in leases, licenses and other agreements entered into in the ordinary course of business.

Limitation on Preferred Stock of Restricted Subsidiaries

The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

Limitation on Liens

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) upon any of its properties or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

(a)	if such Lien secures Subordinated Debt, the Notes or the Guarantees, as the case may be, are secured on a senior priority basis with such Indebtedness for so long as such Subordinated Debt is secured by such Lien; and

(b)	in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness and that holders of such other Indebtedness may exclusively control the disposition of property subject to such Lien.

Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties or assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to any Person unless:

(1)	either:

(a)	the Company shall be the surviving or continuing corporation; or

(b)	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)	shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

(y)	shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture to be performed or observed on the part of the Company;

(2)	except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (l)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (A) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant or (B) the Consolidated Fixed Charge Coverage Ratio for the Company or the Surviving Entity, as the case may be, and its Restricted Subsidiaries on a consolidated basis would be (x) equal to or greater than 1.75 to 1.00 and (y) greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(3)	except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(4)	each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of the second succeeding paragraph shall apply) shall have by supplemental indenture (in the form and substance satisfactory to the Trustee), executed and delivered to the Trustee confirmed that its Guarantee shall apply to such Surviving Entity’s obligations under the Indenture and the Notes; and

(5)	the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and an Opinion of Counsel stating that the Notes and the Indenture constitute legal, valid and binding obligations of the Company or the Surviving Entity, as applicable, subject to customary exceptions.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to this covenant.

The Company will not permit any Guarantor to consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1)

(except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the Company provides an officers’ certificate to the Trustee to the effect that the Company will comply with its obligations under the “Limitation on Asset Sales” covenant in respect of such disposition) the resulting, surviving or transferee Person (if not a Guarantor) (the “Surviving Guarantor Entity”)

shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee;

(2)	except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)	except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, the Company shall have delivered to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and an Opinion of Counsel stating that the Notes and the Indenture constitute legal, valid and binding obligations of the Guarantor, subject to customary exceptions.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Upon any consolidation, merger, sale, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with this covenant, the Company and a Guarantor, as the case may be, will be released from its Obligations under the Indenture and the Notes or its Guarantee, as the case may be, and the Surviving Entity and the Surviving Guarantor Entity, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under the Indenture, the Notes and the Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Guarantee.

Limitations on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $10 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company, and

(2)	the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25 million, a

Board Resolution adopted by the majority of the members of the Board of Directors of the Company or a resolution of the Audit Committee of the Board of Directors of the Company approved by a majority of the members of the Audit Committee approving such Affiliate Transaction and set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above.

The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1)	reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or a committee thereof;

(2)	transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries (other than a Securitization Entity); provided that such transactions are not otherwise prohibited by the Indenture;

(3)	any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Company’s Board of Directors;

(4)	Restricted Payments or Permitted Investments permitted by the Indenture;

(5)	transactions effected as part of a Qualified Securitization Transaction;

(6)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, Capital Stock in, or controls, such Person;

(7)	payments or loans to employees or consultants that are approved by a majority of the independent directors of the Company’s Board of Directors or by the Company’s compensation committee;

(8)	sales of Qualified Capital Stock to Affiliates of the Company;

(9)	transactions permitted by, and complying with, the provisions of the “Merger, Consolidation and Sale of Assets” covenant; and

(10)	transactions in which the Company or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company.

Future Guarantees by Restricted Subsidiaries

The Company will cause each future Domestic Restricted Subsidiary that Guarantees the Debt Facility or becomes a borrower under the Debt Facility after the Issue Date to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under the Indenture on a senior basis. Notwithstanding the foregoing, any Domestic Restricted

Subsidiary of the Company that at any time has total assets of less than $1,000,000, as reflected on such Subsidiary’s most recent balance sheet as of the date of determination, or consolidated cash flow for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of determination of less than $500,000, will not be required to become a Guarantor unless it guarantees other Indebtedness of the Company or a Restricted Subsidiary of the Company.

In the event any Guarantor is released and discharged in full from all of its obligations under guarantees of the Debt Facility, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness in reliance on its status as a Guarantor under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” unless such Guarantor’s obligations under such Indebtedness so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under the second paragraph of “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” In addition, each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Reports to Holders

The Indenture will provide that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q (or any successor or comparable form) and 10-K (or any successor or comparable form) if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current information that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form) if the Company were required to file such reports,

in each case, within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations).

For so long as the Notes are outstanding, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports (including the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors.

Each report or document required to be furnished or delivered pursuant to the Indenture shall be deemed to have been so furnished or delivered on the date on which the Company posts such document on its website at www.central.com, or when such document is posted on the SEC’s website at www.sec.gov; provided that the Company shall either (i) deliver paper copies of all such documents or (ii) provide copies of all such documents by electronic delivery to the Trustee or any Holder that requests the Company to deliver copies of all such documents until a request to cease delivering copies of all such documents is given by the Trustee or such Holder.

Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture or the Notes (as to which the Trustee shall have no duty to monitor or confirm and shall be entitled to rely exclusively on officers’ certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the Indenture.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer on the date specified for such payment in the applicable offer to purchase);

(3)	a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes to the Company and the Trustee (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)	the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than the failure by a Securitization Entity to pay Indebtedness owed to the Company or a Restricted Subsidiary of the Company), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $30 million or more at any time;

(5)	one or more judgments in an aggregate amount in excess of $30 million (to the extent not covered by independent third party insurance as to which the insurer does not dispute the coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)	except as permitted by the Indenture, any Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of such Guarantor, shall deny or disaffirm its obligations under its Guarantee; or

(7)	certain events of bankruptcy with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (7) above occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances (including reasonable fees and expenses of its counsel and agents); and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless, among other things, such Holders have offered to the Trustee indemnity reasonably satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, we will be required to provide an officers’ certificate to the Trustee within 45 days after any specified officer becomes aware of any Default or Event of Default that has occurred, unless such Default or Event of Default has been cured before the end of such 45-day period, specifying what action we are taking or propose to take with respect to such Default or Event of Default. In addition, the Indenture will require one of certain specified officers to provide a certification at least annually to the Trustee, as to such officer’s knowledge, of our compliance with all conditions and covenants in the Indenture, and if we are in default under the Indenture, specifying such default and the nature and status of such default of which such officer may have knowledge.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)	our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

If we exercise our Legal Defeasance option, the Guarantees in effect at such time will be automatically released.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

If we exercise the Covenant Defeasance option, the Guarantees in effect at such time will be automatically released.

In order to exercise either Legal Defeasance or Covenant Defeasance, we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof in such amounts as will be sufficient, in the opinion of the Company as evidenced by an officers’ certificate delivered to the Trustee (in the case of U.S. government obligations) to pay the principal amount at maturity of, premium and interest on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be; and

(1)	in the case of Legal Defeasance, we shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that:

(a)	we have received from, or there has been published by, the Internal Revenue Service a ruling or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners (for federal income tax purposes) of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(2)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the beneficial owners (for federal income tax purposes) of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(3)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(4)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(5)	we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the Holders over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

(6)	we shall have delivered to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(7)	we shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code; and

(8)	certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (1) above with respect to a Legal Defeasance need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes of a series when

(1)	either:

(a)	all Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation, or

(b)	all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2)	we have paid all other sums payable under the Indenture by us with respect to such series.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if we have delivered to the Trustee an officers’ certificate and Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series have been complied with.

Modification of the Indenture

From time to time, we, the Guarantors and the Trustee, without the consent of the Holders, may amend or supplement the Indenture, the Guarantees or the Notes without the consent of any Holder to:

(1)	cure any ambiguity, defect, omission, mistake or inconsistency as evidenced by an officers’ certificate;

(2)	provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)	provide for the assumption of our or a Guarantor’s obligations to the Holders of the Notes by a successor to us or a Guarantor pursuant to the “Merger, Consolidation and Sale of Assets” covenant;

(4)	make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder of the Notes as evidenced by an officers’ certificate;

(5)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6)	provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(7)	allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes;

(8)	remove a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable in respect of the Guarantee;

(9)	make appropriate provision in connection with the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10)	conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the Notes as evidenced by an officers’ certificate; or

(11)	secure the Notes and the Guarantees.

Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)	make any Notes payable in money other than that stated in the Notes;

(5)	release any Guarantor from any of its obligations under its Guarantee, except in accordance with the terms of the Indenture or its Guarantee;

(6)	make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(7)	after our obligation to purchase Notes arises thereunder, amend, change or modify in any material respect our obligation to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale or modify any of the provisions or definitions with respect thereto after a Change of Control or an Asset Sale has occurred; or

(8)	make any change to or modify the ranking of the Notes that would adversely affect the Holders.

It is not necessary for the consent of Holders to approve the particular form of any amendment or waiver, but it shall be sufficient if such Holders’ consent approves the substance thereof. A consent to any amendment or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or waiver.

For purposes of determining whether the Holders of the requisite principal amount of Notes have taken any action under the Indenture, the principal amount of Notes shall be determined as of (i) if a record date has been set with respect to the taking of such action, such date or (ii) if no such record date has been set, the date the taking of such action by the Holders of such requisite principal amount is certified to the Trustee by the Company.

Notices

Notices given by publication will be deemed to be given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Governing Law; Jury Trial Waiver

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture will also provide that the Company, the Guarantors and the Trustee, and each Holder, by its acceptance of Notes, will irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of, or relating to, the Indenture, the Notes, the Guarantees or any transaction contemplated thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue or resign.

The Trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our Subsidiaries or any other party contained in the Indenture or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The Trustee shall not be responsible for monitoring the Company’s rating status, making any request upon the Rating Agencies, or determining whether any Change of Control Offer or Asset Sale Offer event has occurred.

Wells Fargo Bank, National Association and its affiliates may provide customary commercial and investment banking and other services to us in the ordinary course of business and receive customary fees in respect thereof. Wells Fargo Securities, LLC, an affiliate of the Trustee, is one of the underwriters.

No Personal Liability of Officers, Directors, Employees or Stockholders

No director, officer, employee, incorporator or stockholder of ours or any Guarantor or any other subsidiary of the Guarantor, as such, will have any liability for any obligations of ours or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Guarantee) under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver and release may not be effective to waive certain liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver may be against public policy.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or (ii) that is assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any Notes on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess, if any, of

(a)	the present value at such Redemption Date of (i) the redemption price of the Notes at , 2022 (such redemption price being set forth in the table appearing above under “—Redemption—Optional Redemption”), plus (ii) all required interest payments due on such Note through , 2022 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate, as of such Redemption Date plus 50 basis points; over

(b)	the principal amount of such Note.

Calculation of the Applicable Premium shall be made by us or on our behalf by such person as we shall designate. The Trustee shall have no duty to calculate (or verify any calculation of) the Applicable Premium.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value

(including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1)	any Capital Stock of any Restricted Subsidiary of the Company, or

(2)	any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales or other dispositions shall not include:

(a)	a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $25 million;

(b)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Certain Covenants—Merger, Consolidation and Sale of Assets” or any disposition that constitutes a Change of Control;

(c)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d)	disposals or replacements of obsolete equipment in the ordinary course of business;

(e)	the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under the “Limitation on Restricted Payments” covenant or pursuant to any Permitted Investment;

(f)	sales or contributions of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash);

(g)	a Restricted Payment that is permitted by the covenant described above under the title “—Certain Covenants—Limitation on Restricted Payments”;

(h)	sales, dispositions of cash or Cash Equivalents in the ordinary course of business;

(i)	the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Permitted Lien); and

(j)	the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a resolution of such Person duly adopted by the Board of Directors of such Person and in full force and effect.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date, except accounts receivable that (x) have a scheduled due date more than 120 days after their original invoice date or (y) are unpaid more than 120 days past their invoice date or 60 days past their due date; plus

(2)	the lesser of (x) 85% of the NOLV Percentage of the book value of all inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date (other than inventory consisting of work-in-process) and (y) 80% of the book value of all inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date (other than inventory consisting of work-in-process); plus

(3)	the least of (x) $30,000,000, (y) 85% of the NOLV Percentage of all inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date consisting of work-in-process and (z) 80% of the book value of all inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date consisting of work-in-process; minus

(4)	applicable reserves;

provided, however, that the maximum aggregate amount of eligible Canadian collateral that may be included in determining the Borrowing Base shall not, as of any date of determination, exceed 25% of the aggregate amount of all accounts receivable and inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means each day other than a Saturday, a Sunday or a day on which the Trustee or banking institutions are not required to be open in the State of New York.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person; and

(2)	with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person,

in either case, excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by or unconditionally guaranteed by, the U.S. Government or the Government of a Member State or issued by any agency thereof and backed by the full faith and credit of the United States of America or a Member State, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250 million (or the foreign currency equivalent thereof);

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange, assignment, conveyance or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a wholly-owned Restricted Subsidiary), to any Person or group of related Persons for purposes of Sections 13(d) and 14(d) of the Exchange Act (a “Group”), other than to the Permitted Holders;

(2)	the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(3)	any Person or Group (other than the Permitted Holders) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s:

(1)	Consolidated Net Income;

(2)	to the extent Consolidated Net Income has been reduced thereby:

(a)	all income tax expense of such Person and its Restricted Subsidiaries determined in accordance with GAAP;

(b)	Consolidated Interest Expense;

(c)	Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)	[RESERVED];

(e)	any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture, including a Refinancing thereof, and any amendment or modification to the terms of any such transaction;

(f)	any write-offs, write-downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

(g)	the amount of any expense related to minority interests; and

(h)	the amount of any earn out payments, contingent consideration or deferred purchase price of any kind in conjunction with acquisitions, excluding any such amount that represents an accrual or reserve for a cash expenditure for a future period; and

(3)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period;

(2)	any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition), investments, mergers, consolidations and disposed operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed; and

(3)	any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, in either case during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)	notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an officers’ certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger within a reasonable period of time.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	Consolidated Interest Expense; plus

(2)	the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of all cash and non-cash interest expense (net of interest income) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs or benefits associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding (i) amortization or write-off of debt issuance costs, deferred financing or liquidity fees, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, and (iii) commissions and discounts related to any Qualified Securitization Transaction;

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(4)	dividends declared and paid in cash or Disqualified Stock in respect of Disqualified Stock, excluding dividends payable in Qualified Stock; and

(5)	interest accruing on any Indebtedness of any other Person (other than a Subsidiary) to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is accelerated or any payment is actually made in respect of such Guarantee.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

(1)	gains and losses from Asset Sales (without regard to the $25 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2)	the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP;

(3)	the net income of any Restricted Subsidiary of the Company (other than a Guarantor) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(4)	the net loss of any Person, other than the Company or a Restricted Subsidiary of the Company;

(5)	any non-cash compensation charges and deferred compensation charges (other than any Consolidated Non-cash Charges), including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation (but only to the extent that the Company incurred a non-cash compensation or deferred compensation charge after the Issue Date relating to such deferred compensation, and such charge was excluded from Consolidated Net Income in accordance with this clause (5)), whether or not such reduction is in accordance with GAAP;

(6)	all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

(7)	inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions; and

(8)	the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, depletion, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period).

“Currency Agreement” with respect to any specified Person, means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such specified Person against fluctuations in currency values, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Debt Facility” means the Amended and Restated Credit Agreement dated as of April 22, 2016, among the Company, certain of the Company’s domestic subsidiaries, as borrowers and guarantors, a syndicate of financial institutions party thereto, SunTrust Bank, as issuing bank and administrative agent, SunTrust Robinson Humphrey, Inc. as left lead arranger and joint bookrunner, Bank of America, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, and Bank of the West, BMO Harris Bank N.A., JPMorgan Chase Bank, N.A. and KeyBank National Association as co-documentation agents, together with the related instruments, documents and agreements thereto (including, without limitation, any notes, letters of credit, guarantee agreements and security documents), and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, letters of credit, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings shall be subject to the “Limitation on Additional Indebtedness” covenant).

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by the principal financial officer and any of the other executive officers of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Designated Preferred Stock” means Preferred Stock that is so designated as Designated Preferred Stock (other than Disqualified Capital Stock) pursuant to an officers’ certificate executed by the principal financial officer and any of the other executive officers of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(B) of the first paragraph of the “Limitation on Restricted Payments” covenant.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an incurrence of such Indebtedness or Disqualified Capital Stock)); or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under the “Limitation on Asset Sales” covenant and “—Change of Control” and such purchase or redemption complies with “—Certain Covenants—Limitation on Restricted Payments”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

“Equity Offering” means any offering of Qualified Capital Stock of the Company, other than (1) public offerings with respect to the Company’s Qualified Capital Stock registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Qualified Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indenture” means the indenture, dated as of March 8, 2010, as supplemented from time to time, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee providing for the issuance of the Existing Senior Notes.

“Existing Senior Notes” means the Company’s outstanding $400 million 6.125% Senior Notes due 2023 and the related guarantees issued under the Existing Indenture.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of the Issue Date.

“Guarantee” means:

(1)	the guarantee of the Notes by Domestic Restricted Subsidiaries of the Company in accordance with the terms of the Indenture; and

(2)	the guarantee of the Notes by any Restricted Subsidiary required under the terms of the “Future Guarantees by Restricted Subsidiaries” covenant.

“Guarantor” means any Restricted Subsidiary that provides a Guarantee of the Notes under the Indenture and its permitted successors and assigns; provided that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Hedging Agreement” means, with respect to any Person, any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of such Person, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Indebtedness” means with respect to any Person, at any date of determination, without duplication:

(1)	all Obligations of such Person for borrowed money;

(2)	all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

(8)	all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9)	all Disqualified Capital Stock issued by such Person, or, with respect to any non-Guarantor Subsidiary, any Preferred Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, if and to the extent any of the preceding items (other than letters or credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the term “Indebtedness” will exclude:

(a)	in connection with the purchase by the Company or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter;

(b)	any liability for federal, state, local or other taxes;

(c)	worker’s compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business;

(d)	obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its Incurrence; and

(e)	any Indebtedness defeased or called for redemption.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness of the Securitization Entity but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, options, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date of the initial issuance of the Notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge, preference, priority or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)	reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

(2)	all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3)	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(4)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and

(5)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

“NOLV Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the value that is estimated to be recoverable in an orderly liquidation of inventory that is the subject of a qualified appraisal, as determined from time to time in a qualified appraisal, net of all liquidation costs, discounts and expenses and (b) the denominator of which is the applicable value of the inventory that is the subject of such qualified appraisal.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company, or other counsel reasonably acceptable to the Trustee.

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date, any other business in the consumer products industry and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date or any business in the consumer products industry.

“Permitted Holders” means (i) William E. Brown, (ii) the spouse or lineal descendants of William E. Brown or (iii) any corporation, limited liability company, partnership, trust or other entity, the controlling equity interests in which are held by or for the benefit of William E. Brown and/or his spouse or lineal descendants.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness under the Notes (other than any Additional Notes) and the related Guarantees;

(2)	Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to the Debt Facility in an aggregate principal amount at any time outstanding not to exceed the greater of:

(a)	$500 million less:

(A)	the aggregate amount of Indebtedness of Securitization Entities at the time outstanding in excess of $100 million;

(B)	the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under the Debt Facility (excluding any such payments to the extent refinanced at the time of payment and any payments on the term loans as a result of this offering); and

(C)	further reduced by any repayments of revolving credit borrowings under the Debt Facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder; and

(b)	provided that the Company has an asset-based Debt Facility, the Borrowing Base as of the date of such incurrence.

(3)	other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date and not described in clauses (1) and (2) above and clauses (5), (6) and (9) below;

(4)	Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that such Interest Swap Obligations are entered into, in the reasonable judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(5)	Indebtedness of the Company or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any such Restricted Subsidiaries; provided, however, that

(a)	if the Company or any Guarantor is the obligor on such Indebtedness owing to a non-Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, and

(b)	(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof (other than in either case by way of granting a Lien permitted under the Indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), plant, or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed $100 million;

(8)	Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clauses (2), (6), (7), (10), (11), (12), (14), (15) and (16) of this definition);

(9)	guarantees by the Company and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture;

(10)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring of all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(11)	obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(12)	(i) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is nonrecourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings); and (ii) and the incurrence of Indebtedness in a Qualified Securitization Transaction;

(13)	Indebtedness incurred in connection with the acquisition of a Permitted Business or as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio or

(b)	the Consolidated Fixed Charge Coverage Ratio of the Company would be (x) equal to or greater than 1.75 to 1.00 and (y) greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(14)	additional Indebtedness of the Company and its Restricted Subsidiaries (which amount may, but need not, be incurred in whole or in part under a credit facility) in an aggregate principal amount that does not exceed $100 million at any one time outstanding;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, we shall, in our sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant; provided that all Indebtedness incurred under clause (2) of the definition of Permitted Indebtedness shall be deemed incurred under clause (2) of the definition of Permitted Indebtedness and not the Consolidated Fixed Charge Coverage Ratio provisions of the covenant or clause (3) of the definition of Permitted Indebtedness and may not later be classified. In addition, for purposes of compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant: (1) if obligations in respect of letters of credit are incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit shall be treated as incurred pursuant to clause (2) of the definition of Permitted Indebtedness and such other Indebtedness shall not be included and (2) except as provided above, guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of

Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of the “Limitation on Incurrence of Additional Indebtedness” covenant, the maximum amount of Indebtedness that the Company may incur pursuant to such covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

“Permitted Investments” means:

(1)	Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company, in each case, other than a Securitization Entity;

(2)	Investments in cash and Cash Equivalents;

(3)	loans and advances (including payroll, travel and similar advances) to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Capital Stock of the Company pursuant to compensatory plans approved by the Board of Directors in good faith;

(4)	Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the Indenture;

(5)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6)	Investments received in compromise or resolution of litigation, arbitration or other disputes with persons who are not Affiliates;

(7)	Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8)	Investments existing on the Issue Date;

(9)	accounts receivable or notes receivable created or acquired in the ordinary course of business;

(10)	guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under the Indenture;

(11)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed the greater of (i) $100 million and (ii) 7.5% of the Company’s Total Assets;

(12)	any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

(13)	purchases or redemptions of Indebtedness of the Company and its Restricted Subsidiaries (other than Subordinated Indebtedness);

(14)	Investments the payment for which consists exclusively of Qualified Capital Stock of the Company;

(15)	any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(16)	[RESERVED]; and

(17)	any Investment, including Investments in any joint venture; provided that, immediately after giving pro forma effect thereto (including the application of the proceeds thereof), the Company would have had a Total Net Leverage Ratio of less than or equal to 3.50 to 1.00.

“Permitted	Liens” means:

(1)	Liens in favor of the Company or any Restricted Subsidiary (other than a Securitization Entity);

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(3)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than that acquired;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (7) and (13) of the definition of “Permitted Indebtedness”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (13) are solely on acquired property or the assets of the acquired entity, as the case may be;

(6)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Debt Facility);

(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens on (i) the assets of a Securitization Entity securing Indebtedness owing by any Securitization Entity pursuant to any Qualified Securitization Transaction and (ii) any right, title and interest of any originator in any equipment or assets transferred or intended to be transferred by such originator pursuant to the documents entered into in connection with a Qualified Securitization Transaction;

(9)	(i) Liens securing Indebtedness permitted to be incurred under any Debt Facility, including any letter of credit facility relating thereto, that was permitted by clause (2) of the definition of “Permitted Indebtedness” and (ii) other Liens securing Indebtedness so long as on a pro forma basis after giving effect to the incurrence of such Indebtedness, the Secured Net Leverage Ratio (calculated assuming all the commitments relating to the revolving credit tranche of any Debt Facility have been fully drawn; provided, however, that if any such commitments are subject to a borrowing base, the Secured Net Leverage Ratio will be calculated assuming all commitments subject to such borrowing base have been fully drawn) would not exceed 3.50 to 1.00;

(10)	Liens upon specific items of inventory or other goods and proceeds of any Persons securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(12)	any pledges or deposits in the ordinary course of business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(13)	deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, or arising as a result of process payments under government contracts to the extent required or imposed by applicable laws, all to the extent incurred in the ordinary course of business;

(14)	easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the real property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person conducted and proposed to be conducted at such real property;

(15)	financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(16)	Liens granted by a Subsidiary in favor of a licensor under any intellectual property license agreement entered into by such Subsidiary, as licensee, in the ordinary course of such Subsidiary’s business; provided that (i) such Liens do not encumber any property other than the intellectual property licensed by such Subsidiary pursuant to the applicable license agreement and the property manufactured or sold by such Subsidiary utilizing such intellectual property and (ii) the value of the property subject to such Liens does not, at any time, exceed $10 million;

(17)	Liens securing the Notes and the Guarantees;

(18)	Liens securing Refinancing Indebtedness in respect of Indebtedness secured by Liens permitted by clauses (2) and (6) of this definition; provided that such Liens do not extend to any property other than the property which secured the Indebtedness so Refinanced;

(19)	Liens securing trust funds deposited with the trustee under the Existing Indenture relating to the Existing Senior Notes in an amount required to, and solely for the purpose of, discharging the Existing Indenture relating to the Existing Senior Notes in accordance with the terms thereof; and

(20)	Liens securing Indebtedness or other Obligations of the Company or any Restricted Subsidiary of the Company with respect to Obligations that do not exceed $100 million at any time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Productive Assets” means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

(2)	any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all Required Premiums and expenses incurred in connection therewith);

(2)	such Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced defeased or refunded; and

(4)	Refinancing Indebtedness shall not include Indebtedness of a non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total Secured Debt of such Person and its Restricted Subsidiaries as of the end of the most recent Four Quarter Period for which internal financial statements are available (on a pro forma basis reflecting any incurrence of Indebtedness and repayment of Indebtedness made on such date), less the aggregate amount of unrestricted cash and cash equivalents on such determination date, to (y) the Consolidated EBITDA of such Person for the then most recent Four Quarter Period for which internal financial statements are available, in each case, with such pro forma adjustments to the amount of total Secured Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

(1)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity other than pursuant to Standard Securitization Undertakings; and

(3)	to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of the Company or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or pari passu in right of payment to the Notes or the Guarantees, as the case may be. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of

(1)	all monetary obligations of every nature of the Company or any Guarantor under the Debt Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

(2)	all Interest Swap Obligations (and guarantees thereof); and

(3)	all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(a)	any Indebtedness of the Company or a Guarantor owed to the Company or to a Subsidiary of the Company;

(b)	any Indebtedness of the Company or any Guarantor owed to, or guaranteed by the Company or any Guarantor on behalf of, any shareholder, director, officer or employee of the Company or of any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Debt Facility;

(c)	any amounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations);

(d)	Indebtedness represented by Disqualified Capital Stock;

(e)	any liability for Federal, state, local or other taxes owed or owing by the Company or any of the Guarantors;

(f)	that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”;

(g)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company or any of the Guarantors, as applicable; and

(h)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company or any of the Guarantors.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company in an accounts receivable or equipment transaction.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated or junior in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be.

“Subsidiary” with respect to any Person, means:

(1)	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date.

“Total Net Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent Four-Quarter Period for which internal financial statements are available (on a pro forma basis reflecting any incurrence of Indebtedness and repayment of Indebtedness made on such date), less the aggregate amount of unrestricted cash and cash equivalents on such determination date, to (y) the Consolidated EBITDA of such Person for the then most recent Four-Quarter Period for which internal financial statements are available, in each case, with such pro forma adjustments to the amount of total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Redemption Date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to                , 2022; provided, however, that if the period from the Redemption Date to                , 2022 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the Redemption Date to                , 2022 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” of any Person means:

(1)	any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below

(2)	Tech Pac, L.L.C.; and

(3)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

(1)	the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2)	each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced by a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness; into

(2)	the sum of the total of the products obtained by multiplying;

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC or such other name as may be requested by an authorized representative of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture governing the notes. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture governing the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture governing the notes (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

•	certain other events provided in the indenture that will govern the notes should occur.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). In connection with any proposed exchange of a certificated note for a global note, we or DTC shall be required to provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Same Day Settlement and Payment

We, or any paying agent on our behalf, will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holder of the global note. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also settle in immediately available funds.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, Section 4975 of the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, an underwriter or any of the guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by “qualified professional asset managers,” PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by “in-house asset managers.” Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the acquisition and holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

In addition, if the notes (or any interest therein) are purchased by an ERISA Plan, then the ERISA Plan, and the fiduciary of the ERISA Plan purchasing such notes on behalf of the ERISA Plan (the “Independent Plan Fiduciary”) will be deemed to represent and warrant by such purchase of the notes (or interest therein) that the decision to purchase the notes (or interest therein) has been made by the Independent Plan Fiduciary and the Independent Plan Fiduciary is an “independent fiduciary with financial expertise” as described in 29 C.F.R. Section 2510.3-21(c)(1). Specifically, this requires the ERISA Plan and Independent Plan Fiduciary to represent and warrant that:

1.	the Independent Plan Fiduciary acknowledges and agrees that neither the Underwriter, the Company or their respective affiliates (the “Relevant Parties”) have provided advice with respect to the purchase of the notes by the ERISA Plan, other than to the Independent Plan Fiduciary which is independent of the Company, and the Independent Plan Fiduciary either:

a.	is a bank as defined in Section 202 of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a U.S. state or U.S. federal agency;

b.	is an insurance carrier which is qualified under the laws of more than one U.S. state to perform the services of managing, acquiring or disposing of assets of a plan;

c.	is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the U.S. state in which it maintains its principal office and place of business;

d.	is a broker-dealer registered under the Exchange Act; or

e.	holds, or has under its management or control, total assets of at least U.S. $50 million (provided that this clause (e) shall not be satisfied if the Independent Plan Fiduciary is an individual directing his or her own individual retirement account or plan account or relative of such individual);

2.	The Independent Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the purchase by the ERISA Plan of the notes;

3.	The Independent Plan Fiduciary is a “fiduciary” with respect to the ERISA Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Internal Revenue Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s purchase of the notes;

4.	The Relevant Parties have not exercised any authority to cause the ERISA Plan to purchaser the notes or to negotiate the terms of the ERISA Plan’s investment in the notes; and

5.	The Independent Plan Fiduciary understands that:

a.	that the Relevant Parties are not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with the ERISA Plan’s purchase of the notes; and

b.	the Relevant Parties have financial interests in the ERISA Plan’s purchase of the notes.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or other violations of ERISA, the Code or Similar Law with respect to a Plan, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding (i) the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment, (ii) whether the purchase and holding of the notes by a Plan would be in compliance with ERISA, the Code or Similar Law, as applicable, and (iii) whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, Section 4975 of the Code or applicable Similar Laws.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences related to the purchase, ownership and disposition of the notes by holders who purchase notes for cash pursuant to this offering at their initial offering price. This discussion is based upon the Code, regulations of the Treasury Department (“Treasury regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the notes as capital assets (generally, property held for investment). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships and entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors who hold the notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

In certain circumstances (see the discussion of “—Redemption” and “—Change of Control” under “Description of Notes”), we may pay amounts on the notes that are in excess of the stated interest and principal of the notes. Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these Treasury regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is “remote” or such contingency is considered “incidental.” We intend to take the position that the possibility that any such excess payment will be made is remote and/or incidental so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be materially and adversely different from that described in this section. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

U.S. Holders

As used in this discussion, a “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Taxation of Interest

Interest on the notes generally will be taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or Other Disposition of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between:

•	the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid stated interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the cost of the note to you. Your gain or loss that is recognized on the sale or other disposition of the note generally will be capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. Prospective holders should consult their tax advisors with respect to this additional tax on net investment income.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, notes held by you, unless you are an exempt recipient such as a corporation. Backup withholding generally will apply to such payments unless you provide us or the appropriate intermediary (or other payor) with a correct taxpayer identification number, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability, provided you timely provide the required information to the IRS.

Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

U.S. Federal Income Tax and Withholding Tax on Interest Payments on the Notes

Subject to the discussion of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax or withholding tax on payments of interest on a note, provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	a controlled foreign corporation related (directly or indirectly) to us; or

•	a bank receiving interest as described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

•	you provide an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E or W-8EXP (or appropriate substitute or successor form), signed under penalties of perjury, which provides your name and address and certifies that you are not a United States person (as defined under the Code), to:

•	the applicable withholding agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds your notes on your behalf and that certifies to the applicable withholding agent, under penalties of perjury, that it, or the bank or financial institution between it and you, has received from you your appropriate and properly completely IRS Form W-8BEN, W-8BEN-E or W-8EXP (or appropriate substitute or successor form) and provides the applicable withholding agent with a copy of such form.

Special rules may apply to non-U.S. holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Payments of interest on a note that are effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by you in the United States, generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to payments to a U.S. holder. If you are a corporate non-U.S. holder, you also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on your effectively connected earnings and profits attributable to such interest. If interest is effectively connected income, payments of such interest will not be subject to U.S. withholding tax so long as you provide the applicable withholding agent with a properly completed IRS Form W-8ECI (or other applicable form), signed under penalties of perjury, on or before the date of the payment of such interest.

A non-U.S. holder that does not qualify for an exemption from U.S. federal income tax or withholding tax under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on payments of interest on a note. In order to claim an exemption from or a reduction of the 30% U.S. federal withholding tax under an applicable income tax treaty, you generally must provide the applicable withholding agent with an appropriate and properly completed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) on or before the date of the payments of such interest.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF U.S. FEDERAL INCOME TAX OR WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF THE BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or Other Disposition of Notes

Subject to the discussion of backup withholding and FATCA below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you also may be subject to the branch profits tax described above on your effectively connected earnings and profits attributable to such gain. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed certain capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding generally will not apply to payments of interest on a note if you duly provide certification as to your foreign status, or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person (as defined under the Code).

Payment of the gross proceeds from a sale or other disposition (including a retirement or redemption) of a note by you effected by the U.S. office of a U.S. or non-U.S. broker generally will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Payment of the gross proceeds from a sale or other disposition of a note by you outside the United States effected by a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting and backup withholding. However, payment of the gross proceeds from a sale or other disposition of a note by you generally will be subject to information reporting, but not backup withholding, if such sale or other disposition is effected by a non-U.S. office of a broker that is a United States person (as defined under the Code) or a foreign person with specified connections to the United States, unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability, provided you timely provide the required information to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% withholding tax on payments of interest on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes.

Under the applicable Treasury regulations, FATCA withholding generally will apply to all U.S.-source “withholdable payments” without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of the notes in respect of any amounts withheld under FATCA.

Prospective investors should consult their own tax advisors with respect to the tax consequences to them of the FATCA rules.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
SunTrust Robinson Humphrey, Inc.
BMO Capital Markets Corp.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC

Total		$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of             % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $                and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 45 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. Specifically, certain of the underwriters and/or their affiliates serve various roles in our credit facilities. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. In particular, certain of the underwriters and/or their affiliates are lenders under our senior secured revolving credit facility. In addition, SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., acts as issuing bank and administrative agent, and SunTrust Robinson Humprey, Inc., as left lead arranger and joint bookrunner, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Bank, National Association, and affiliate of Wells Fargo Securities, LLC, act as co-syndication agents, and BMO Harris Bank, N.A., an affiliate of BMO Capital Markets Corp., acts as one of the co-documentation agents under our senior secured revolving credit facility. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area (each, a “Relevant Member State”), no offer of notes which are the subject of the offering has been, or will be made to the public in that Relevant Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative or representatives nominated by us for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (A) to (C) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representative have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the representative to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

The above selling restriction is in addition to any other selling restriction set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Settlement

We expect to deliver the notes against payment therefor on or about     , 2017, which is expected to be the      business day following the pricing of the notes (such settlement being referred to as “T+    ”). Pursuant to Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+    , to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and on the next      succeeding business days should consult their own advisors.

LEGAL MATTERS

Certain legal matters with respect to the issuance of the notes will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters with respect to the issuance of guarantees will be passed upon for (i) Kaytee Products Incorporated and All-Glass Aquarium Co., Inc. by Godfrey and Kahn, S.C., Milwaukee, Wisconsin, (ii) Gulfstream Home & Garden, Inc. and Pets International, Ltd. by Reed, Mawhinney & Link, PLLC, Lakeland, Florida, (iii) Farnam Companies, Inc. by Fennemore Craig, P.C., Phoenix, Arizona, (iv) Gro Tec, Inc. by Taylor English Duma LLP, Atlanta, Georgia, (v) IMS Southern, LLC, IMS Trading, LLC, Midwest Tropicals LLC and Quality Pets, LLC by Snell & Wilmer L.L.P., Salt Lake City, Utah, and (vi) Aquatica Tropicals, Inc., B2E Biotech, LLC, B2E Corporation, B2E Microbials, LLC, B2E Manufacturing, LLC, Blue Springs Hatchery, Inc., Florida Tropical Distributors International, Inc., Four Paws Products, Ltd., FourStar Microbial Products LLC, Hydro-Organics Wholesale, K&H Manufacturing, LLC, Matson, LLC, New England Pottery, LLC, NEXGEN Turf Research, LLC, Pennington Seed, Inc., Segrest, Inc., Segrest Farms, Inc., Sun Pet, Ltd., T.F.H. Publications, Inc., and Wellmark International by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from Central Garden & Pet Company’s Annual Report on Form 10-K and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

Our common stock and non-voting common stock are traded on the NASDAQ Stock Market under the symbols “CENT” and “CENTA,” respectively.

This prospectus supplement omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus supplement is a part. For further information with respect to us, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the address set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference into this prospectus supplement certain information we file with the SEC under the Exchange Act until all of the notes have been sold. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information in this prospectus supplement. The documents listed below, and any future filings we make with the SEC under the Exchange Act prior to the termination of this offering, are being incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Such document is on file with the SEC. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus supplement are incorporated by reference in this prospectus supplement, other than any portion of any such filing that is furnished under the applicable SEC rules, and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any information incorporated by reference herein is available to you without charge by writing or telephoning us at the following address:

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Attention: Investor Relations

Telephone: 1-925-948-4000

You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated herein by reference, is accurate as of any date other than that on the front of the document. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

Debt Securities

Subsidiary Guarantees of Debt Securities

Common Stock

Class A Common Stock

Preferred Stock

Warrants

We will provide more specific terms of the securities listed above in supplements to this prospectus or in one or more documents incorporated by reference into this prospectus. The prospectus supplements and documents incorporated by reference into this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, including any documents incorporated by reference into this prospectus, the applicable prospectus supplement and any free writing prospectus relating to the specific issue of securities carefully before you invest.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time these securities are offered. We will not receive any proceeds from the sales of these securities held by the selling securityholders.

Our subsidiaries may guarantee any debt securities that we may offer pursuant to this prospectus and a prospectus supplement.

Our common stock and Class A common stock trade on the Nasdaq Stock Market under the symbols “CENT” and “CENTA”, respectively. On December 6, 2017, the last reported sales price of our common stock and Class A common stock was $41.16 and $39.95, respectively. We will provide information in the prospectus supplement for the trading market, if any, for any other securities or debt securities we may offer.

Investing in our securities involves risks. You should carefully consider the risk factors set forth in the applicable supplement to this prospectus, any related free writing prospectus and any documents that are incorporated by reference into this prospectus before investing in any securities that may be offered. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2017

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus is accurate as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

i

CENTRAL GARDEN & PET COMPANY

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products and distributor of third-party products in the pet and lawn and garden supplies industries in the United States.

•	Our pet supplies products include products for dogs and cats, including edible bones, premium healthy edible and non-edible chews, super premium dog and cat food and treats, toys, pet carriers, grooming supplies and other accessories; products for birds, small animals and specialty pets, including food, cages and habitats, toys, chews and related accessories; animal and household health and insect control products; live fish and products for fish, reptiles and other aquarium-based pets, including aquariums, furniture and lighting fixtures, pumps, filters, water conditioners, food and supplements, and information and knowledge resources; and products for horses and livestock. These products are sold under the brands including Adams™, Aqueon®, Avoderm®, Bio Spot Active Care™, Cadet®, Farnam®, Four Paws®, Kaytee®, K&H Pet Products®, Nylabone®, Pinnacle®, TFH™, Zilla® as well as a number of other brands including Altosid®, Comfort Zone®, Coralife®, Interpet®, Kent Marine®, Pet Select®, Super Pet®, and Zodiac®.

•	Our lawn and garden supplies products include proprietary and non-proprietary grass seed; wild bird feed, bird feeders, bird houses and other birding accessories; weed, grass, ant and other herbicide, insecticide and pesticide products; and decorative outdoor lifestyle products including pottery, trellises and other wood products. These products are sold under the brands AMDRO®, Ironite®, Pennington®, and Sevin®, as well as a number of other brand names including Lilly Miller®, Over-N-Out®, Smart Seed® and The Rebels®.

We were incorporated in Delaware in May 1992 and are the successor to a California corporation that was incorporated in 1955. Our executive offices are located at 1340 Treat Boulevard, Suite 600, Walnut Creek, California 94597, and our telephone number is (925) 948-4000. Our website is www.central.com. The information on, or accessible through, our website is not incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, using the SEC’s shelf registration process. Under this shelf registration process, we or any selling securityholders may sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may sell. Each time we or any selling securityholders sell securities under this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering and of the securities being offered and information regarding the selling securityholders, if any. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read this prospectus, the applicable prospectus supplement, any free writing prospectus and the additional information described below under the headings “Where You Can Find More Information” and “Certain Documents Incorporated by Reference.”

In this prospectus we use the terms “Central,” “we,” “us,” “our,” and “our company” and similar phrases to refer to Central Garden & Pet Company, a Delaware corporation, and its consolidated subsidiaries.

References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. You may obtain copies of those documents as described below under “Where You Can Find More Information” and “Certain Documents Incorporated by Reference.”

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. These risks will be set forth or incorporated by reference in a prospectus supplement relating to the securities to be offered by that prospectus supplement. You should carefully consider the important factors set forth or incorporated by reference under the heading “Risk Factors” in the applicable supplement to this prospectus before investing in any securities that may be offered.

FORWARD-LOOKING STATEMENTS

Some statements and disclosures in this prospectus, any accompanying prospectus supplement and any free writing prospectus, including the documents incorporated by reference, are “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, projected cost savings, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries and markets in which we operate and other information that is not historical information. When used in this prospectus, any accompanying prospectus supplement and any free writing prospectus, including the documents incorporated by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we cannot assure you that our expectations, beliefs and projections will be realized.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, any accompanying prospectus supplement and any free writing prospectus, including the documents incorporated by reference. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus, any accompanying prospectus supplement and any free writing prospectus, including the documents incorporated by reference, are set forth in this prospectus, any accompanying prospectus supplement and any free writing prospectus, including the documents incorporated by reference, including the factors described in the sections titled “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 24, 2016 and in our Quarterly Reports on Form 10-Q for the periods ended December 24, 2016, March 25, 2017 and June 24, 2017. If any of these risks or uncertainties materializes, or if any of our underlying assumptions is incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances, except as required by law. Presently known risk factors include, but are not limited to, the following factors:

•	seasonality and fluctuations in our operating results and cash flow;

•	fluctuations in market prices for seeds and grains and other raw materials;

•	our inability to pass through cost increases in a timely manner;

•	our dependence upon key executives;

•	risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;

•	fluctuations in energy prices, fuel and related petrochemical costs;

•	declines in consumer spending during economic downturns;

•	inflation, deflation and other adverse macro-economic conditions;

•	supply shortages in pet birds, small animals and fish;

•	adverse weather conditions;

•	risks associated with our acquisition strategy;

•	access to and cost of additional capital;

•	dependence on a small number of customers for a significant portion of our business;

•	consolidation trends in the retail industry;

•	competition in our industries;

•	potential goodwill or intangible asset impairment;

•	continuing implementation of an enterprise resource planning information technology system;

•	our ability to protect our trademarks and other proprietary rights;

•	potential environmental liabilities;

•	risk associated with international sourcing;

•	litigation and product liability claims;

•	regulatory issues;

•	the impact of product recalls;

•	potential costs and risks associated with actual or anticipated cyber attacks;

•	the impact of the corporate tax reform being considered by the U.S. Congress and the Trump administration;

•	the voting power associated with our Class B stock; and

•	potential dilution from issuance of authorized shares.

Readers should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. For information about how to obtain a copy of these reports or other documents that we file with the SEC, see “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Fiscal Year Ended
September 28, 2013(1)	September 27, 2014	September 26, 2015	September 24, 2016	September 30, 2017
—	1.3x	2.3x	2.6x	5.4x

(1)	For the fiscal year ended September 28, 2013, earnings were insufficient to cover fixed charges by approximately $3.2 million, and the ratio for that fiscal year is not considered meaningful.

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and noncontrolling interest and after eliminating undistributed earnings of equity method investees and before fixed charges. Fixed charges consist of interest expense incurred, the portion of rental expense under operating leases deemed by management to be representative of the interest factor and amortization of deferred financing costs.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes including, but not limited to, acquisitions, repayment or refinancing of indebtedness, working capital or capital expenditures. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

DESCRIPTION OF SECURITIES

Overview

We may offer from time to time under this prospectus various series of debt securities, which may be senior or subordinated, which may include subsidiary guarantees of debt securities, shares of our common stock, Class A common stock and preferred stock, and warrants to purchase any of such securities at prices and on terms to be determined by market conditions at the time of offering. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell shares of Class A common stock and shares of common stock from time to time, in amounts, at prices and on terms that will be determined at the time these securities are offered.

This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we or any selling securityholder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement to be attached to the front of this prospectus will describe the specific amounts, prices and other important terms of the securities that we or any selling securityholder offer. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement and any related free writing prospectus together with additional information described under the headings “Where You Can Find More Information” and “Certain Documents Incorporated by Reference.” For more details on the terms of the securities, you should also read the exhibits filed with our registration statement, of which this prospectus is a part.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities from time to time in one or more distinct series, including senior debt securities and subordinated debt securities. This section summarizes the material terms of our senior and subordinated debt securities that are common to all series of such debt securities. Most of the financial and other terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus. The senior debt securities, including any senior subordinated securities, will be issued under an indenture dated as of March 8, 2010, between us and Wells Fargo Bank, National Association, as trustee. The subordinated debt securities, other than senior subordinated securities, will be issued under an indenture between us and a bank or trust company which will be identified in a prospectus supplement, as trustee. The indentures for the senior and subordinated debt securities will be, subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

Senior and Subordinated Debt Securities

This section is a summary of the material terms of the indentures for the senior and subordinated debt securities and does not describe every aspect of the debt securities that may be issued under these indentures. We urge you to read the indentures for the senior and subordinated debt securities, because they, and not this description, define your rights as a holder of these debt securities. Some of the definitions are repeated in this section, but for the rest you will need to read the indentures for the senior and subordinated debt securities. We have filed the forms of the indentures for the senior and subordinated debt securities as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information” and “Certain Documents Incorporated by Reference,” for information on how to obtain copies of the indentures.

We can issue an unlimited amount of debt securities under the indentures for the senior and subordinated debt securities. However, certain of our existing or future debt agreements may limit the amount of senior and subordinated debt securities we may issue. We can issue senior and subordinated debt securities from time to time and in one or more series as determined by us. In addition, we can issue senior and subordinated debt securities of any series with terms different from the terms of senior and subordinated debt securities of any other series and the terms of particular senior and subordinated debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of senior and subordinated debt securities. The senior and subordinated debt securities will be unsecured obligations of our company.

Because we may issue both senior debt securities and subordinated debt securities, our references in this section to the debt securities are to each of the senior and subordinated debt securities and our references to the indenture are to each of the indentures for the senior and subordinated debt securities, unless the context requires otherwise. In this section, we refer to these senior and subordinated debt securities collectively as the “debt securities” and we refer to the indentures for the senior and subordinated debt securities collectively as the “indentures.”

The applicable prospectus supplement for a series of debt securities we issue will describe, among other things, the following terms of the offered debt securities:

•	The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities.

•	The aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.

•	The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

•	The place or places of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.

•	Provisions relating to subsidiary guarantees, if any.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.

•	Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.

•	Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.

•	If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.

•	Any changes or additions to the provisions concerning legal defeasance and covenant defeasance contained in the indentures that will be applicable to the debt securities.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities.

•	If the debt securities are not to be issued in book-entry form only and held by the Depository Trust Company, or DTC, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

•	If other than U.S. dollars, the currency or currencies of such debt securities.

•	The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.

•	The denomination or denominations that the debt securities will be issued, if other than denominations of $2,000 or any integral multiples of $1,000 in excess thereof in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.

•	Whether such debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.

•	A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities.

•	Whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.

•	The subordination, if any, of the debt securities of the series pursuant to the indentures and any changes or additions to the provisions of the indentures relating to subordination.

•	Any other terms of the debt securities that are consistent with the provisions of the indentures.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or any interest on, debt securities will include additional amounts if required by the terms of such debt securities.

The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under the applicable indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under the applicable indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee. If two or more trustees are acting under the applicable indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount and provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at our option or at the option of the holder;

•	any requirements with respect to the reservation of shares of securities for purposes of conversion;

•	provisions for adjustment of the conversion price or the exchange ratio; and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issued:

•	as registered securities; or

•	if so provided in the prospectus supplement, as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached); or

•	in global form, see “—Legal Ownership of Securities—Global Securities”; or

•	in denominations that are even multiples of $2,000 or any integral multiple of $1,000 in excess thereof, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities, unless otherwise specified in the applicable prospectus supplement.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the aggregate principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee described in the debt securities. The trustee maintains the list of registered holders and acts as our securities registrar for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our securities registrar or we may act as our own securities registrar. If we designate additional securities registrars, they will be named in the prospectus supplement. We may cancel the designation of any particular securities registrar. We may also approve a change in the office through which any securities registrar acts. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may in certain circumstances be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership and/or transfer documentation.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the place and time described in the debt securities. You must make arrangements to have your payments picked up at or wired from that place. We may also choose to pay interest by mailing checks or making wire transfers.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of our company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in U.S. dollars may be made, at the office of our paying agent described in a prospectus supplement, but only if payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, Central and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, Central and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement, including in accordance with the applicable procedures of DTC.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of, or any premium on, a debt security of such series on its due date.

•	We do not pay interest on a debt security of such series within 30 days of its due date whether at maturity, upon redemption or upon acceleration.

•	We do not deposit any sinking fund payment in respect of debt securities of such series on its due date.

•	We remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of not less than 25% of the outstanding principal amount of debt securities of such series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be added to or modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured with respect to one or more series of debt securities, the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable plus accrued and unpaid interest (Only a portion of the principal is payable if the securities were issued at a discount). This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series plus accrued and unpaid interest will be automatically accelerated without any action by the trustee or any holder. If there are certain events of default on senior debt, then there are special rules and terms affecting the payments of principal, premiums, and interest on subordinated debt securities. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) we have paid or deposited with the trustee a sum sufficient in cash to pay all principal, interest and additional amounts, if any, which have become due other than by the declaration of acceleration of maturity, (2) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

If we do not pay the principal of, or any premium on, a debt security of your series on its due date or we do not pay interest on your series when due (and have not paid interest for 30 days), we will pay to the Trustee (when requested) the whole amount of principal, premium (if any), and interest with additional interest on any overdue principal, premium, and interest and other fees related to the Trustee’s collections efforts. If we do not comply with the Trustee’s request, the Trustee may sue us and collect on these amounts.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy accruing upon any event of default will be treated as a waiver of such right, remedy or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, notwithstanding the conditions described above, you are entitled at any time to sue for the payment of money due on your debt securities (including, but not limited to, principal, premium, interest, or any additional amounts) after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive (on behalf of all holders) any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities;

•	immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of Each Holder. First, there are changes that cannot be made to your debt securities without the approval of each holder. Following is a list of those types of changes:

•	changing the stated maturity of the principal of or interest on a debt security;

•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default;

•	adversely affecting any right of repayment at the holder’s option;

•	changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security;

•	impairing your right to sue for payment or to convert or exchange a security;

•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities;

•	in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness;

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indentures or to waive certain defaults;

•	reducing the requirements for quorum or voting with respect to the debt securities;

•	modifying any other aspect of the provisions of the indentures dealing with modification and waiver except to increase the voting requirements;

•	changing our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances; and

•	other provisions specified in the prospectus supplement.

Changes Requiring a Majority Vote. The second type of change to the indentures and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under “—Senior and Subordinated Debt Securities—Modification or Waiver—Changes Requiring Approval of Each Holder” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of outstanding debt securities. This type is limited to clarifications; curing ambiguities, defects or inconsistencies and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Qualifying or maintaining the qualification of the indentures under the Trust Indenture Act does not require any vote by holders of debt securities.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “—Senior and Subordinated Debt Securities—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures.

We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Satisfaction and Discharge

The indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the indentures with respect to a particular series of debt securities, when

(1)	either:

•	all debt securities of that series have been delivered to the trustee for cancellation; or

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year; we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable); and

(2)	the following conditions have been satisfied:

•	we have paid or caused to be paid all other sums payable under the indentures in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance,” if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates including, possibly, their earliest redemption date.

•	Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize income, gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under “—Senior and Subordinated Debt Securities—Subordination.”

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities, and you would be released from any applicable subordination provisions on the subordinated debt securities described below under “—Senior and Subordinated Debt Securities—Subordination.” In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and that you will not be taxed on the debt securities any differently than if such covenant defeasance had not occurred.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance, the following provisions of the indentures and the debt securities would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and

•	the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Ranking

Unless provided otherwise in the applicable prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations and, therefore, they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior to our Senior Indebtedness (as such term is defined in the subordinated indenture) and equally with all our other unsecured and subordinated debt. See “—Senior and Subordinated Debt Securities—Subordination.”

Subordination

Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our senior indebtedness. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the senior indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances may include the following:

•	We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, or as part of an assignment or marshalling of our assets for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•	The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and payable and immediately payable or may be automatically accelerated due to an event of default as described under “—Senior and Subordinated Debt Securities—Events of Default.”

In addition, in general, we will not be permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our senior indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of senior indebtedness to accelerate the maturity of the senior indebtedness occurs and Central and the trustee have received a notice of such event of default. However, unless the senior indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent, a holder of senior indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of our company that is owed a specific amount but who owns neither our senior indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of senior indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of senior indebtedness we are permitted to have, and we may in the future incur additional senior indebtedness.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Guarantees

A series of debt securities may be guaranteed by some of our subsidiaries, if those guarantees are provided for in the supplemental indenture relating to that series of debt securities. If guarantees are issued in connection with any debt securities, the terms of those guarantees and the names of our subsidiaries which are providing the guarantees will be identified in the applicable prospectus supplement.

The Trustee

Wells Fargo Bank, National Association, is the trustee under the indenture governing the senior debt securities, including senior subordinated securities. The initial trustee under the indenture under which the subordinate debt securities, other than senior subordinated securities, will be issued will be identified in a prospectus supplement. Under each indenture, the trustee will also be the initial paying agent and registrar for the debt securities.

The indentures provide that, except during the continuance of an event of default under the indentures, the trustee under the indentures will perform only such duties as are specifically set forth in the indentures. Under the indentures, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indentures, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indentures will exercise such rights and powers vested in it under the indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indentures and provisions of the Trust Indenture Act, incorporated by reference in the indentures contain limitations on the rights of the trustee under such indentures, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indentures is permitted to engage in other transactions. However, if the trustee under the indentures acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities under the indentures, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

In the event that an entity is the trustee under both the senior indenture and the subordinated indenture, and a conflict of interest arises as a result, the trustee must resign as trustee under (1) either of the indentures or (2), if this does not eliminate the conflict of interest, both the indentures.

Legal Ownership of Securities

Holders of Securities

Book-Entry Holders. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in securities issued in book-entry form will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders. In the future, we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders. We, and any third parties employed by us or acting on your behalf, such as trustees, depositories and transfer agents, are obligated only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as the DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the prospectus supplement. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name and cannot obtain physical certificates for his or her interest in the securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “—Legal Ownership of Securities—Holders of Securities” above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. Central and the trustee do not supervise the depositary in any way.

•	The DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Securities—Holders of Securities.”

•	The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period;

•	if we elect to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and it has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of securities covered by the prospectus supplement. If a global security is terminated, only the depositary is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Governing Law

The indentures for the senior and subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 80,000,000 shares of common stock, 100,000,000 shares of Class A common stock, 3,000,000 shares of Class B stock and 1,000,000 shares of preferred stock. At November 17, 2017, there were 12,160,023 shares of common stock, 38,035,517 shares of Class A common stock and 1,652,262 shares of Class B stock, and there were approximately 95 holders of record of our common stock, 315 holders of record of our Class A common stock, and five holders of record of our Class B stock. No shares of preferred stock or options to purchase preferred stock are currently outstanding.

The following description of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by the description of our capital stock contained in our amended and restated certificate of incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. We recommend you review the exhibit for a detailed description of the provisions that we summarize below.

Common Stock, Class A Common Stock and Class B Stock

Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the common stock, Class A common stock, and the Class B stock are identical in all respects, except that (i) the holders of common stock are entitled to one vote per share, the holders of Class B stock are entitled to the lesser of ten votes per share or 49% of the total votes cast, and the holders of Class A common stock generally have no voting rights unless otherwise required by Delaware law, as described below; (ii) stock dividends on common stock may be paid only in shares of common stock and stock dividends on Class B stock may be paid only in shares of Class B stock and (iii) shares of Class B stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under “—Conversion Rights and Restrictions on Transfer of Class B Stock.” Except as described above, issuances of additional shares of Class B stock and modifications of the terms of the Class B stock require the approval of a majority of the holders of the common stock and Class B stock, voting as separate classes. Our amended and restated certificate of incorporation provides that the number of authorized shares of Class A common stock may be increased or decreased (but not below the number of outstanding shares of Class A common stock then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the common stock and Class B stock, voting together as a single class, without a vote by any holders of Class A common stock. Under the Delaware General Corporation Law, any amendments to the certificate of incorporation altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including the Class A common stock, requires the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together, and these voting rights are specifically included in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation cannot be modified, revised or amended without the affirmative vote of the majority of outstanding shares of common stock and Class B stock, voting separately as a class. Except as described above or as required by law, holders of common stock and Class B stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors. The stockholders are not entitled to vote cumulatively for the election of directors.

Each share of common stock, Class A common stock and Class B stock is entitled to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. The common stock, Class A common stock and Class B stock share equally, on a share-for-share basis, in any cash dividends declared by our board of directors.

Stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock, all holders of common stock, Class A common stock and Class B stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of our company. No common stock, Class A common stock or Class B stock is subject to redemption or a sinking fund.

Conversion Rights and Restrictions on Transfer of Class B Stock. Neither the common stock nor the Class A common stock has any conversion rights. However, at the option of the holder, each share of Class B stock is convertible at any time and from time to time into one share of common stock. If at any time the holders of a majority of outstanding shares of Class B stock vote to convert the outstanding shares of Class B stock to common stock, then all outstanding shares of Class B stock shall be deemed automatically converted into shares of common stock.

Our amended and restated certificate of incorporation provides that any holder of shares of Class B stock desiring to transfer such shares to a person other than a Permitted Transferee (as defined below) must present such shares to us for conversion into an equal number of shares of common stock upon such transfer. Thereafter, such shares of common stock may be freely transferred to persons other than Permitted Transferees, subject to applicable securities law.

Shares of Class B stock may not be transferred except generally to family members, certain trusts, heirs and devisees (collectively, “Permitted Transferees” and each, a “Permitted Transferee”). Upon any sale or transfer of ownership or voting rights to a transferee other than a Permitted Transferee or to the extent an entity no longer remains a Permitted Transferee, such shares of Class B stock will automatically convert into equal number of shares of common stock. Accordingly, no trading market is expected to develop in the Class B stock and the Class B stock will not be listed or traded on any exchange or in any market.

Effects of Disproportionate Voting Rights. The disproportionate voting rights of the common stock, Class A common stock and Class B stock could have an adverse effect on the market price of the common stock and of the Class A common stock. Such disproportionate voting rights may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by our stockholders other than the holders of the Class B stock. Accordingly, such disproportionate voting rights may deprive holders of common stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from shareholders at such a premium price.

The common stock and Class A common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Our common stock and Class A common stock are listed on the Nasdaq Stock Market under the symbols “CENT” and “CENTA”, respectively. The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A., 250 Royall Street, Canton, MA 02021. Their phone number is (877) 261-9290.

Preferred Stock

Under our amended and restated certificate of incorporation, we may issue up to 1,000,000 shares of preferred stock. We currently have no outstanding shares of preferred stock.

Our board of directors has the authority, without further action by the stockholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock or the Class A common stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock, Class A common stock and preferred stock available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.

The existence of unissued and unreserved common stock, Class A common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Law and Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the acquisition of our company and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

Our bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders or by written consent. Our bylaws also provide that special meetings of stockholders can be called by the board of directors, the chairman of the board, if any, the president or at the request of stockholders holding not less than 10% of the total voting power. The business permitted to be conducted at any special meeting of stockholders is limited to the purposes stated in the notice of such meeting. Our bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

DESCRIPTION OF THE WARRANTS

We may issue warrants, including warrants to purchase common stock, Class A common stock, preferred stock, debt securities, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

SELLING SECURITYHOLDERS

To the extent this prospectus is used by any selling securityholder to resell Class A common stock, common stock or other securities, information with respect to the selling securityholder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act of 1933, as amended, or Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to purchasers;

•	through any combination of these methods; or

•	through any other permitted method.

We will describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

•	the names of any underwriters;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities of the series may be listed; and

•	any other information we think is important.

If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement. The underwriting agreement may provide for indemnification by us of the underwriters or their controlling persons against any liability arising under the Securities Act, a brief description of which will be set forth in the revised prospectus or applicable prospectus supplement.

We may sell offered securities through agents designated by us. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commission payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

We also may sell offered securities directly. In this case, no underwriters or agents would be involved. We may change the price of the securities offered from time to time. If we fix a price or price of our securities, the prices may be market prices prevailing at the time of any sale, prices related to market prices, or negotiated prices.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commission payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Other than the common stock and the Class A common stock, the securities issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with the resale of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

VALIDITY OF THE SECURITIES

The validity of the securities issued under this registration statement will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Central Garden & Pet Company’s Annual Report on Form 10-K and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any material we file with the SEC at the SEC’s public reference room at:

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

You can also obtain copies of these materials from the public reference room at the SEC at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are available on the Internet at the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

You may also obtain information about us at our Internet website at http://www.central.com. However, the information on, or accessible through, our website is not part of this prospectus.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later filed information with the SEC will update and supersede this information. Notwithstanding this statement, however, you may rely on information that has been filed at the time you made your investment decision. We incorporate by reference the documents listed below:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017;

(b)	the description of our capital stock in our registration statement on Form 8-A (File No. 000-20242) filed March 31, 1993, as amended by the Fourth Amended and Restated Certificate of Incorporation, attached as Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 (File No. 000-20242); and

(c)	the description of our Class A Common Stock in our registration statement on Form 8-A (File No. 001-33268) filed January 24, 2007.

We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, that are filed (excluding, however, information we furnish to the SEC) by us after the date of this prospectus and prior to the termination of any offering under this registration statement.

You may request a copy of all information that has been incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address or phone number:

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Attention: Investor Relations

Telephone: 1-925-948-4000

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus is accurate as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

$300,000,000

Central Garden & Pet Company

        % Senior Notes due 2028

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

SunTrust Robinson Humphrey

BMO Capital Markets

Wells Fargo Securities

Credit Suisse

                    , 2017